As filed with the Securities and Exchange Commission on  June 19 , 2012
Investment Company Act Registration No. 811- 22611

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

☒ Registration Statement Under the Investment Company Act of 1940
☒ Amendment No. 1

NT EQUITY LONG/SHORT STRATEGIES FUND
(Exact Name of Registrant as Specified in Charter)

50 South LaSalle Street
Chicago, Illinois 60603
(Address of Principal Executive Offices)

(312) 630-6000
(Registrant’s Telephone Number, including Area Code)

Margret E. Duvall
NT Equity Long/Short Strategies Fund
50 South LaSalle Street
Chicago, Illinois 60603
(Name and Address of Agent for Service)

Copies to:

Craig R. Carberry, Esq.
The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60603

Philip H. Harris, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Part A—INFORMATION REQUIRED IN A PROSPECTUS

Item 1      Outside Front Cover

                 Not Applicable.

Item 2      Cover Pages; Other Offering Information

Not Applicable

Item 3      Fee Table and Synopsis

3.1       The purpose of the following table is to assist the investor in understanding the various costs and expenses that an investor in NT Equity Long/Short Strategies Fund (the “Trust”) will bear directly or indirectly.

Shareholder Transaction Expenses

Sales Load (as a percentage of offering price)	None
Dividend Reinvestment and Cash Purchase Plan Fees	None
Maximum Early Withdrawal Charge (as a percentage of repurchase proceeds)	2.00%*

Annual Expenses (as a percentage of net assets attributable to common shares)

Management Fees	1.25% * *
Interest Payments on Borrowed Funds	0.00%
Other Expenses	0.79%
Administration Fees	0.19% * **
Other Annual Operating Expenses	1.05% ****
Other Annual Operating Expenses Reimbursed	(0.45)% ****
Net Other Annual Operating Expenses	0.60%* ***
Acquired Fund Fees and Expenses	1.60%
Total Annual Expenses	3.64%

*
Common Units of the Fund will be subject to an Early Withdrawal Charge in an amount equal to 2.00% of the then current net asset value of the Common Units being repurchased, if repurchased by the Fund within twelve (12) months of initial investment, payable to the Fund.

* *	The Investment Management Fee (the “Investment Management Fee”) is 1.25% per annum of the Fund’s NAV payable quarterly in arrears calculated as of the last Business Day of each calendar quarter.

** *
Includes administration, sub-administration, custody and transfer agent fees.   Pursuant to an agreement among the Fund and the Investment Manager, the sum of the administration, sub-administration, custody and transfer agent fees incurred by the Fund is currently capped at 0.20% per annum of the Fund’s net asset value.   The Investment Manager will reimburse the Fund for administration, sub-administration, custody and transfer agent fees in excess of the cap. This cap may be terminated or modified only with the consent of the Board of Trustees of the Fund.  Amounts reimbursed by the Investment Manager are subject to possible recoupment in the next fiscal year after the year in which such amount was reimbursed if such recoupment can be achieved without exceeding the cap.

****
Pursuant to an agreement among the Fund and the Investment Manager, other annual operating expenses of the Fund (exclusive of administration, sub-administration, custody and transfer agent fees) are currently capped at 0.60% per annum of the Fund’s net asset value.  The Investment Manager will reimburse the Fund for operating expenses in excess of the cap.   Such cap does not apply to fees and expenses incurred by the Fund as an investor in the Sub-Funds or to extraordinary expenses, such as reorganization expenses or litigation expenses.  This cap may be waived or modified only with the consent of the Board of Trustees of the Fund.  Amounts reimbursed by the Investment Manager are subject to possible recoupment in the next fiscal year after the year in which such amount was reimbursed if such recoupment can be achieved without exceeding the cap.

Example	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1000 investment, assuming a 5% annual return**** *	$ 31	$ 111	$ 188	$ 390

* ****
Assumes Total Annual Expenses of 3.64%.  The example should not be considered a representation of future expenses. The example assumes that the estimated “Other Expenses” set forth in the Annual expenses table are accurate. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

	3.2	Not Applicable.

Item 4	Financial Highlights

Not Applicable.

Item 5	Plan of Distribution

Not Applicable.

Item 6	Selling Shareholders

Not Applicable.

Item 7	Use of Proceeds

Not Applicable.

Item 8	General Description of the Registrant

8.1       General.  The Fund is a non- diversified closed-end management investment company.  The Fund was organized as a Delaware statutory trust on May 13, 2011.

The Fund is part of a “master-feeder” structure.  The Fund is the “master fund.”  The “feeder funds” are Northern Trust Equity Long/Short Strategies Fund, Q.P., and Northern Trust Equity Long/Short Strategies Fund (together, the “Feeder Funds”).  Each Feeder Fund is organized as a separate series of a Cayman Islands unit trust.  The Feeder Funds are not registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Feeder Funds intend to invest all of their respective assets in Common Units of the Fund.  All portfolio investments are made at the Fund level.

Currently, the Feeder Funds are the only feeder funds that intend to invest in the Fund.  The Fund may, in the future, permit investments by additional feeder funds in addition to the Feeder Funds.  The fees, expenses, sales charges and investment minimums applicable to an investment in any such new feeder funds may differ from the fees, expenses, sales charges and investment minimums applicable to an investment in any of the Feeder Funds.  The Fund expect that the differences in economic and offering terms of any such new feeder funds, as compared to the Feeder Funds, will be dictated by the type of investors for which such new feeder funds are designed.

In addition to investors who invest in the Fund through the Feeder Funds, the Fund engages in a private placement of its securities in accordance with Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), to certain direct investors in the Fund, who are U.S. investors, other than tax-exempt entities, and who qualify as “accredited investors” pursuant to Regulation D under the Securities Act.

8.2       Investment Objectives and Policies. The Fund’s investment objective is to achieve attractive risk-adjusted returns through investments in an equity long/short focused portfolio of assets. As used in the Fund’s investment objective, “risk-adjusted” means adjusted for volatility and “returns” means income plus capital appreciation.

The Fund will operate as a “fund -of- funds,” investing, either directly or indirectly, in a group of funds or other pooled investment vehicles (the “Sub-Funds”)

managed by investment advisers (the “Advisers”) selected by the Investment Manager.  Each Adviser may or may not be registered with the SEC pursuant to the Advisers Act, and whether an Adviser is registered with the SEC is not a material factor in the selection by the Investment Manager. Sub-Funds may be U.S. or non-U.S. entities and generally are not registered as investment companies under the 1940 Act, or registered with any foreign securities regulator. Such funds are typically referred to as “hedge funds” and therefore the Fund will be a “fund of hedge funds.”   Therefore, the Fund, as an investor in the Sub-Funds, does not have the benefit of the protections afforded by the 1940 Act.

Each Sub-Fund will generally be selected based upon its performance record, investment strategy and trading styles, organizational depth, longevity and other criteria.  The Sub-Funds will invest in public and private securities as selected by their respective Advisers (each such investment, a “Sub-Fund Investment”).

The Fund will seek to provide investors with exposure to alternative investment strategies by investing in Sub-Funds that invest in a broad range of markets and instruments, using a focused selection of investment styles.

The types of investment opportunities available to the Fund are expected to vary considerably over time, and the expertise of the Investment Manager and the Advisers to the Sub-Funds in identifying and exploiting new opportunities is expected to result in a continually evolving set of investment strategies.  However, generally speaking, the Fund expects the Advisers to the Sub-Funds to utilize some or all of the following categories of strategies for the majority of its asset allocation: hedged equity (long/short), emerging markets, activist investors, short sellers and equity market neutral. In the aggregate, the Fund is exposed through the Sub-Funds to a broad array of securities and other financial instruments of global issuers, including publicly traded equity and debt, private and restricted securities, distressed investments, mortgage-related securities and other asset-backed securities, and various derivative instruments thereon or related thereto, such as futures, swaps, options and other arrangements.  Issuers may be located in both developed and emerging markets.  The Sub-Funds may in some cases hedge currency risks or may not do so.  The Fund does not engage directly in currency hedging.

The Fund may invest in Sub-Funds with any maturity or credit rating parameters, or no parameters, with respect to fixed income securities in which such Sub-Funds may invest.  Therefore, the debt securities in which a Sub-Fund is permitted to invest may be below investment grade quality and may be considered to be “junk bonds.”  Securities of below investment grade quality are subject to greater risk of loss of principal and interest than higher rated securities and may be considered to be predominantly speculative with respect to the issuer’s capacity to pay interest and repay principal.  They may also be considered to be subject to greater risk than securities with higher ratings in the case of deterioration of general economic conditions.  Adverse publicity and negative investor perception about these lower-grade securities, whether or not based on an analysis of the fundamentals with respect to the relevant issuers, may contribute to a decrease in the value and liquidity of such securities.  In addition, because investors generally perceive that there are greater risks associated with below investment grade securities, the yields and prices of such securities may fluctuate more than those for higher-rated securities.  The market for below investment grade securities may be smaller and less active than that for higher-rated securities, which may adversely affect the prices at which these securities can be sold.  In addition, Sub-Funds may invest in debt securities which may be unrated by a recognized credit rating agency which are subject to greater risk of loss of principal and interest than higher-rated debt securities.

Other strategies including, merger arbitrage, relative value arbitrage, event-driven, global macro and managed futures/commodity trading advisor (“CTA”) strategies could be utilized by the Advisers to the Sub-Funds for a smaller portion of the Fund’s assets to seek to assemble a return profile capable of generating equity like returns with lower targeted volatility than equity markets.

The Fund will invest in Sub-Funds that utilize various forms of leverage, which may substantially exceed that which the Fund could utilize if it made the investments directly.

From time to time, the Fund may invest in, or designate any assets as, restricted assets (“Restricted Assets”).  Restricted Assets include certain assets which the Board or the Investment Manager, in their sole discretion, deems to be illiquid or for which there exists no readily available market value.  Restricted Assets will be valued at fair value by the Board in accordance with the requirements of the 1940 Act.

Common Units will be denominated in U.S. dollars.

Fundamental Investment Policies

The Fund’s investment objective and the following investment restrictions are fundamental and cannot be changed without the approval of the holders of (i) the lesser of a majority of the Fund’s outstanding Common Units and the Preferred Units voting together as a single class or two-thirds of such Units if a quorum of at least 50% is present and (ii) a majority of the outstanding Preferred Units voting as a separate class.  All other investment policies or practices are considered by the Fund not to be fundamental and accordingly may be changed without approval of the holders of a majority of the Fund’s outstanding voting securities.  If a percentage restriction on investment or use of assets set forth below is adhered to at the time a transaction is effected, later changes in percentage resulting from changing market values will not be considered a deviation from policy.  Subject to the foregoing, the Fund may not:

1.	borrow money or issue senior securities except in compliance with the 1940 Act;

2.	make loans of money or property to any person except in compliance with the 1940 Act;

3.
underwrite the securities of other issuers except to the extent that in connection with the disposition of portfolio securities or the sale of its own Units or securities of its subsidiaries the Fund may be deemed to be an underwriter;

4.
purchase or sell commodities or commodity contracts for any purposes except to the extent permitted by applicable law without the Fund becoming subject to registration with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool or a commodity pool operator;

5.	invest more than 25% of its assets in a single industry; or

6.	purchase real estate or interests therein.

For purposes of investment restriction #5, neither the Fund’s investment in Sub-Funds generally nor its investments in Sub-Funds following the same general strategy are deemed to be an investment in a single industry.

In applying the investment restrictions set forth above, the Fund will not aggregate its investments and transactions with those of the Sub-Funds in which such Fund invests (i.e. the Fund will not “look through” to the investments of the Sub-Funds in applying the investment restrictions set forth above).

Selection of Sub-Funds

In evaluating Sub-Funds, the Investment Manager generally considers qualitative and quantitative factors indicative of stability and representative performance for the relevant investment approach.  Quantitative factors typically include the rate of return on the Sub-Fund or other similar funds managed by the Adviser to the Sub-Fund, performance compared to its peer group, standard deviation, correlation with various market indices and other managers, maximum drawdown, use and amount of leverage, proprietary style analysis, fee structure and assets under management.  Qualitative factors typically include a Sub-Fund’s investment philosophy and process, source of investment ideas, research methodology, risk management techniques, method of operation, organization and staff.  The Investment Manager seeks to understand a Sub-Fund’s decision-making process, idea generation process, risk control process and strategic goals as part of the analysis of the Adviser’s underlying investment approach.

The Investment Manager prefers Sub-Funds where the Advisers have their own capital at risk in their investment programs.

The Advisers of the Sub-Funds selected by the Investment Manager are granted full discretion over all matters relating to the manner, method and timing of investment and trading transactions with respect to the Fund’s assets allocated to the Adviser of such Sub-Fund, subject to the investment objectives, policies and restrictions set forth herein or those otherwise communicated to such Adviser by the Investment Manager.

The Investment Manager will monitor the performance of the Advisers of the Sub-Funds and continually evaluates prospective new Advisers.  The Investment Manager’s monitoring procedures are expected to include reviews of the performance of Advisers on a periodic basis, with a comparison to market indices and peer group performance; ongoing site visits and meetings with existing and prospective Advisers; continuous review of hedge fund strategies and volatility of Advisers; and continuous review of Fund asset allocations among the Advisers.

The Investment Manager will cause the Fund to withdraw all or part of its assets from a Sub-Fund if the Investment Manager determines that the withdrawal would be in the best interest of the Fund.  Reasons for a complete withdrawal from a Sub-Fund may include, but are not limited to, underperformance as compared to the Adviser’s peer group, stated objectives or market indices; variation from contemplated trading strategies; identification of superior Sub-Funds employing similar style; dissatisfaction with risk control procedures at the Adviser level; and issues that may affect performance such as loss of or personal problems being experienced by a key trader or employee of the Adviser.  The Investment Manager will also reallocate capital among existing or new Sub-Funds to the extent that it determines that such reallocation would be prudent.  The monitoring process is a dynamic one involving both quantitative and qualitative review on an ongoing basis.

8.3       Risks Factors

 An investment in the Fund is highly speculative and involves a high degree of risk.  An investment in the Fund is suitable only for sophisticated investors who fully understand and are capable of bearing the risks of an investment in the Fund.  No guarantee or representation is made that the Fund will achieve its investment objective or that Common Unitholders will receive a return of their capital.  The following discusses certain risks and potential conflicts of interest.  However, this list is not, and is not intended to be, an exhaustive list or a comprehensive description of the types of risks that any investor in the Fund may encounter, and other risks and conflicts not discussed below may arise in connection with the management and operation of the Fund.

Non-Diversified Status.  The Fund is a non-diversified investment company under the 1940 Act and will not elect to be treated as a regulated investment company under the Code.  As a result, there are no regulatory requirements under the 1940 Act or the Code that limit the proportion of the Fund’s assets that may be invested in securities of a single issuer. Accordingly, the Fund may invest a greater portion of its assets in a more limited number of issuers than a diversified fund.  An investment in the Fund may present greater risk to an investor than an investment in a diversified portfolio because changes in the financial condition or market assessment of a single issuer may cause greater fluctuations in the value of the Fund’s Common Units.

Large Investor Risk.  Common Units may be held by one or more large investors. If a large investor seeks to tender all or a portion of its investment in a Tender Offer, payment for such repurchased Common Units in the Fund may require the liquidation of investments in Sub-Funds or securities earlier than the Investment Manager would otherwise liquidate these holdings, potentially resulting in losses, and may increase the Fund’s portfolio turnover.  Such liquidations may also cause the Fund to sell its more liquid investments, which may reduce the ability of the Fund to conduct future tender offers.  Conversely, if a large investor were to increase its investment in the Fund, the Fund may have to hold a relatively large position in cash for a period of time while the Investment Manager attempts to find suitable investments. This could also negatively impact the performance of the Fund.

Investments in General.  The Fund invests in Sub-Funds that may experience financial difficulties that may never be overcome.  The Advisers may utilize highly speculative investment techniques, including extremely high leverage, highly concentrated portfolios, workouts and startups, control positions, and illiquid investments.  The Fund and its investors will not have the ability to direct or influence the management of a Sub-Fund’s investments.  As a result, the returns of the Fund will primarily depend on the performance of the Advisers and could suffer substantial adverse effects by the unfavorable performance of such Advisers.  The Advisers will, among other things, utilize specialized investment strategies, follow allocation methodologies, apply investment models and assumptions, and enter into other strategies intended, among other things, to affect the Sub-Fund’s performance while targeting risk levels. There can be no assurance that the Advisers will succeed in achieving any goals related to these practices.

Repurchases of Units Risks.  There will be a substantial period of time between the date as of which a Common Unitholder must accept the Fund’s offer to repurchase their Common Units and the date such Common Unitholder can expect to receive cash payment for their Common Units from the Fund.  During this period investors will be subject to the risk that the Fund becomes unable to meet its obligations.  Common Unitholders whose Common Units are accepted for repurchase bear the risk that the Fund’s NAV may fluctuate significantly between the time that they accept the Fund’s offer to repurchase Common Units and the date as of which such Common Units are valued for purposes of such repurchase.  Common Unitholders will have to decide whether to accept the Fund’s offer to repurchase Common Units without the benefit of having current information regarding the value of the Common Units on a date proximate to the date on which the Common Units are valued by the Fund for purposes of effecting such repurchases.  Payment for repurchased Common Units in the Fund may require the liquidation of investments in Sub-Funds or securities earlier than the Investment Manager would otherwise liquidate these holdings, potentially resulting in losses, and may increase the Fund’s portfolio turnover.  Such liquidations may also cause the Fund to sell its more liquid investments, which may reduce the ability of the Fund to conduct future tender offers.

Redemption Risks of Sub-Funds.  The Fund’s tender offer policies may tenders of Common Units in a substantially shorter period than the redemption notice and any payment terms of underlying Sub-Funds.  Accordingly, a redeeming Common Unitholder may be subject to risk until such time that the Fund has actually received its assets from the

Sub-Fund.  Furthermore, the terms and conditions applicable to Sub-Funds may permit the respective Sub-Fund to distribute assets in kind rather than pay redemptions in cash.  In addition, as a result of the difference between the tender offer policies of the Fund and the redemption policies of Sub-Funds, the Investment Manager may be required to select Sub-Funds for liquidation on the basis of the redemption policies of Sub-Funds rather than other investment considerations, which may result in the remaining portfolio of Sub-Funds being less diverse in terms of investment strategies, number of investment managers or Sub-Funds, liquidity, or other investment considerations than would otherwise be the case.

Risks of Certain Investment Techniques.  The Advisers may employ a number of investment techniques, including the use of leverage, short sales, securities lending, investment in non-investment grade or nonmarketable securities, uncovered option transactions, forward transactions, futures and options on futures transactions, foreign currency transactions and highly concentrated financial products, among others, which could, under certain circumstances, magnify the impact of any negative market, sector or investment development.  The use of such investment techniques is a highly specialized activity that may be speculative and that can expose the Fund to significant risk of loss.

Market Risk.  The success of any investment activity is affected by general economic conditions, which may affect the level and volatility of interest rates and the extent and timing of investor participation in the equities and other markets.  Unexpected volatility or illiquidity in the markets in which Advisers hold positions could impair their ability to carry out their objectives or cause them to incur losses. The Sub-Funds may also face the risk of suspension of trading on securities and commodities exchanges. Securities and commodities exchanges typically can suspend or limit trading in any instrument traded on its exchange.  A suspension could render it impossible for an Adviser to liquidate positions and thereby expose one or more Advisers, and thus the Fund, to substantial losses. Despite the heavy volume of trading in securities and other financial instruments, the markets for some instruments have limited liquidity and depth.  This could be a disadvantage to the Advisers, both in the realization of the prices which are quoted and in the execution of orders at desired prices.

Tax Risks.  See Item 22 for a discussion of certain material tax risks associated with an investment in the Fund.

Regulatory Risks of Private Investment Funds.  Legal, tax and regulatory developments that may adversely affect the Fund could occur during the term of the Fund.  Any such changes could increase the Fund’s and the Investment Manager’s exposure to potential liabilities and to legal, compliance and other related costs. Increased regulatory oversight could also impose administrative burdens on the Investment Manager, including responding to investigations and implementing new policies and procedures. Such burdens may divert the Investment Manager’s time, attention and resources from investment activities.  The effect of any future regulatory change on the Fund could be substantial and adverse and may have a negative impact on the Fund’s investments and impair the Fund’s ability to achieve its investment objective.  Market disruptions and the dramatic increase in the capital allocated to alternative investment strategies during recent years have led to increased governmental as well as self-regulatory scrutiny of the private investment fund industry in general. The U.S. Congress and the governing bodies of non-U.S. jurisdictions periodically consider certain legislation proposing greater regulation of the private investment fund industry, such as limits on certain trading activities, increased trading costs and greater reporting requirements.  It is impossible to predict what, if any, changes in the regulations applicable to the Fund or, the Investment Manager, the markets in which they trade and invest or the counterparties with which they do business may be instituted in the future.  Any such regulation could have a material adverse effect on the value of the Fund.

Regulation and Enhanced Scrutiny of the Private Investment Fund Industry.  On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (previously defined as the “Dodd-Frank Act”), which aims to reform various aspects of the U.S. financial markets.  The Dodd-Frank Act covers a broad range of market participants, including banks, non-banks, rating agencies, mortgage brokers, credit unions, insurance companies, payday lenders, broker-dealers and investment advisers, including the Investment Manager, and the Fund and the Sub-Funds. One of the ways in which the Dodd-Frank Act affects the Investment Manager and the Fund is by mandating additional new reporting requirements, including position information, use of leverage and counterparty and credit risk exposure.  Until the SEC implements the new reporting requirements, it is unknown how burdensome such new reporting requirements will be.  The Dodd-Frank Act also creates the Financial Stability Oversight Council (the “Council”) that is charged with monitoring and mitigating systemic risk.  As part of this responsibility, the Council would have the authority to subject banks and other financial firms (like the Fund) to regulation by the Federal Reserve Board, which could limit the amount of risk-taking engaged in by the Fund and the Sub-Funds.  Title VII of the Dodd-Frank Act (the “Derivatives Title”) imposes for the first time a comprehensive regulatory regime on over-the-counter derivatives and the operations of the markets for, and the activities of the dealers in and users of, over-the-counter derivatives and could have a significant impact on the Fund and the Sub-Funds. The uncertainty regarding regulations yet to be finalized under the Dodd-Frank Act and other outstanding legislation may adversely impact the Fund’s investments.

On February 9, 2012, the CFTC adopted certain amendments to the regulations governing commodity pools, commodity pool operators, and commodity trading advisors (the “CPO-CTA Rulemaking”).  As part of the CPO-CTA Rulemaking, the CFTC amended Rule 4.5 under the Commodity Exchange Act (the “CEA”) to impose additional restrictions on the use of futures, options and swaps by registered investment companies, such as the Fund.  These amendments have an extended implementation period and their full implementation is dependent upon the completion of other related rulemakings.  The ultimate effect these amendments may have on the Investment Manager and the Fund is thus uncertain; however, it is possible that they may adversely affect the Fund’s ability to manage its portfolio and may impair the Fund’s ability to achieve its investment objective.

Also in the CPO-CTA Rulemaking, the CFTC repealed the exemption from commodity pool operator registration under Rule 4.13(a)(4), which many Advisers rely upon.  The rescission of Rule 4.13(a)(4) in respect of Advisers currently relying on the rule is effective on December 31, 2012.  The rescission of the rule in respect of Advisers not currently relying on the rule will be effective 60 days after the publication in the Federal

Register of the CPO-CTA Rulemaking.  This rescission will likewise limit the ability of Sub-Funds to use futures, options and swaps (which in many cases are integral parts of such Sub-Funds’ investment strategies) without requiring their Advisers to register as commodity pool operators, which would impose substantial additional regulatory and compliance burdens on such Advisers and Sub-Funds.  The rescission of Rule 4.13(a)(4) may adversely affect Advisers’ ability to manage the portfolios of their Sub-Funds and to achieve the Sub-Funds’ investment objectives.

The CPO-CTA Rulemaking also imposed additional reporting and disclosure obligations on commodity pool operators and this may too adversely affect the Fund’s ability to manage its portfolio and impair the Fund’s ability to achieve its investment objective, as well as the Advisers’ ability to manage the portfolios of their Sub-Funds and to achieve their Sub-Funds’ investment objectives.  The CPO-CTA Rulemaking may, in particular, substantially increase regulatory compliance costs for the Fund, the Investment Manager, the Sub-Funds and the Advisers, and could have effects on the management of the Fund’s and the Sub-Funds’ portfolios that are currently unforeseeable, that could reduce returns to investors and that could impair the Fund’s and the Sub-Funds’ ability to achieve their investment objectives.

The Fund may also be adversely affected if additional legislation or regulations are enacted or if there are changes in the interpretation or enforcement of existing rules and regulations imposed by the SEC or other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets and their participants.  Such changes could, among other things, place limitations on the type of investor that can invest in the Fund, the conditions under which such investors may invest or the scope of investment activities that may be undertaken by the Investment Manager, the Fund or the Sub-Funds.  It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with additional new laws or regulations could be difficult and expensive and affect the manner in which the Fund operates, which could have adverse impacts on returns.

Regulatory Risks Relating to the Fund’s Investment Program.  The regulatory environment for private investment funds, such as the Fund, and trading in certain securities, derivatives and other financial instruments is evolving, and additional regulations are being considered in numerous jurisdictions, particularly in response to the current financial crisis. In addition, the SEC, regulatory authorities in other jurisdictions and certain other regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies. Numerous jurisdictions have imposed, and some continue to impose, restrictions on short selling and, in certain cases, public disclosure with respect to short positions, and regulators in many jurisdictions are evaluating additional short selling rules.  Furthermore, various regulatory authorities have imposed or are considering imposing public disclosure obligations with respect to certain positions held by investment funds, a ban on “naked” credit default swaps (i.e., transactions where the holder of a swap does not own the underlying obligation) and limitations on use of leverage.  The SEC and regulatory authorities in other jurisdictions have recently adopted or are proposing new rules restricting short selling in a particular stock under certain market conditions.  These new rules, and other rules that may be adopted by the SEC, regulatory authorities in other jurisdictions or securities exchanges, may prevent the Sub-Funds from completing short sales and prevent Sub-Funds from profiting from declines in securities prices. Changes in the regulation of private investment funds, such as the Fund and the Sub-Funds, and securities, derivatives and other financial instruments that the Sub-Funds may trade (and the leverage available for such trades) may adversely affect the trading strategy of the Sub-Funds, the value of investments held by the Sub-Funds and the ability of the Fund and the Sub-Funds to achieve their investment objectives. There is a risk that the Fund may be precluded from investing in certain Sub-Funds due to regulatory implications under the 1940 Act or may be limited in the amount it can invest in voting securities of Sub-Funds.

Strategy Risks:

Inadvertent Concentration. The Advisers may utilize various investment strategies which may expose the Fund to a number of investment strategy risks.  The Fund may inadvertently be exposed to concentration risk as a number of Advisers may have overlapping strategies and thus could accumulate large positions in the same or related instruments without the Investment Manager’s knowledge.  Even if known, the Investment Manager’s ability to avoid such concentration would depend on its ability to reallocate Fund capital among existing or new Advisers.  This might not be feasible for several months until withdrawals and contributions are permitted by the Sub-Funds.

Long/Short Strategies.  Long/short strategies generally seek to generate capital appreciation through the establishment of both long and short positions in securities, by purchasing undervalued securities and selling overvalued securities to generate returns and to hedge out some portion of general market risk.  If the Adviser’s analysis is incorrect or based on inaccurate information, these investments may result in significant losses to the Sub-Fund.  Since a long/short strategy involves identifying securities that are generally undervalued (or, in the case of short positions, overvalued) by the marketplace, the success of the strategy necessarily depends upon the market eventually recognizing such value in the price of the security, which may not necessarily occur, or may occur over extended time frames that limit profitability.  Positions may undergo significant short-term declines and experience considerable price volatility during these periods.  In addition, long and short positions may or may not be related.  If the long and short positions are not related, it is possible to have investment losses in both the long and short sides of the portfolio.  Long/short strategies may increase the exposure of to risks relating to derivatives, leverage, portfolio turnover, concentration of investment portfolio and short-selling.

Merger Arbitrage and Event Driven Strategies.  Sub-Funds may invest in companies involved in (or which are the target of) acquisition attempts or takeover or tender offers or mergers or companies involved in work-outs, liquidations, demergers, spin-offs, reorganizations, bankruptcies, share buy-backs and other capital market transactions or “special situations.”  The level of analytical sophistication, both financial and legal, necessary for a successful investment in companies experiencing significant business and financial distress is unusually high.  There is no assurance that the Advisers will correctly evaluate the nature and magnitude of the various factors that could, for example, affect the prospects for a successful reorganization or similar action.  There exists the risk that the transaction in which such business enterprise is involved either will be unsuccessful, take considerable time or will result in a distribution of cash or a new security the value of which will be less than the purchase price of the security or other financial instrument in respect of which such distribution is received.  Similarly, if an anticipated transaction does not in fact occur, or takes more time than anticipated, the Sub-Fund may be required to sell its investment at a loss.  As there may be uncertainty concerning the outcome of transactions involving financially troubled companies in which the Sub-Fund may invest, there is potential risk of loss by the Sub-Fund of its entire investment in such companies.  In some circumstances, investments may be relatively illiquid making it difficult to acquire or dispose of them at the prices quoted on the various exchanges.  Accordingly, the Sub-Fund’s ability to respond to market movements may be impaired and consequently the Sub-Fund may experience adverse price movements upon liquidation of its investments, which may in turn adversely affect the Fund.  Settlement of transactions may be subject to delay and administrative uncertainties.  An investment in securities of a company involved in bankruptcy or other reorganization and liquidation proceedings ordinarily remains unpaid unless and until such company successfully reorganizes and/or emerges from bankruptcy, and the Sub-Fund may suffer a significant or total loss on any such investment during the relevant proceedings. Investing in securities of companies in a special situation or otherwise in distress requires active monitoring by the Adviser of such companies and may, at times, require active participation by the Sub-Fund (including by way of board membership or corporate governance oversight), in the management or in the bankruptcy or reorganization proceedings of such companies.  Such involvement may restrict the Sub-Fund’s ability to trade in the securities of such companies.  It may also prevent the Sub-Fund from focusing on matters relating to other existing investments or potential future investments.  In addition, as a result of its activities, the Sub-Fund may incur additional legal or other expenses, including, but not limited to, costs associated with conducting proxy contests, public filings, litigation expenses and indemnification payments.  It should also be noted that any such board representatives have a fiduciary duty to act in the best interests of all shareholders, and not simply the Sub-Fund, and thus may be obligated at times to act in a manner that is adverse to the Fund’s or a Sub-Fund’s interests.  The occurrence of any of the above events may have a material adverse effect on the performance of the Fund or a Sub-Fund.

Relative Value Strategies. Certain Sub-Funds may utilize relative value trading strategies which are composed of positions in contracts relating to two or more assets the prices of which are expected to either converge or diverge and, in theory, mitigate the absolute price risk associated with taking an outright, unhedged position in respect of a single asset, and may be based upon historical price relationships and intended to neutralize the adverse (and positive) price effects of macro-economic events and trends. However, relative value strategies are subject to certain risks. The success of the Sub-Fund’s trading activities depends, among other things, on the Adviser’s ability to identify unjustified or temporary discrepancies between the fundamental value and the market price of an asset or between the market prices of two or more assets whose prices are expected to move in relation to each other and to exploit those discrepancies to derive a profit to the extent that the Adviser is able to anticipate in which direction the relative values or prices will move to eliminate the identified discrepancy. For example, a relative value strategy may fail to profit fully or at all or may suffer a loss or a greater loss due to a failure of the component contract prices to converge or diverge as anticipated. This may occur with respect to prices relating to all or only certain contract maturities.  Identification and exploitation of the investment opportunities that may be pursued by the Sub-Funds involve a high degree of uncertainty.  If what the Adviser perceives as an unjustified or temporary price or value discrepancy posing an investment opportunity is nothing more than a price differential due to reasons not likely to disappear within the time horizon of an investment made by the Sub-Fund, if the Adviser fails to anticipate the direction in which the relative prices or values will move to eliminate a discrepancy, or if the Adviser incorrectly evaluated the extent of the expected spread relationships, so that, for example, the value of the Sub-Fund’s long positions appreciates at a slower rate than the value of the Sub-Fund’s short positions in related assets, then the expected returns for the Sub-Fund will not materialize, and the Sub-Fund may sustain a loss. The discrepancies that the Sub-Funds seek to identify and turn into profit opportunities may arise due to a variety of circumstances. Some may be due to uneven flows of information to the relevant markets, with the market for one asset reflecting the impact of specified items of information before or after the same information has an impact on the market for a related asset. Others may be the result of regulatory or legal restrictions applicable to one type of asset, but not to a functionally equivalent asset (which occurs, for example, when regulated financial institutions are prohibited from investing in a particular type of asset, but are free to take, via derivative arrangements, positions that leave them exposed to the performance of the same asset). A reduction in the volatility and market inefficiencies that create the opportunities in which the Sub-Funds may seek to invest, as well as other market factors, will reduce the scope for the Sub-Funds’ investments and may  limit the opportunities for profit.

Hedging and Arbitrage. Substantial losses may be recognized on hedged or arbitrage positions. Every hedge or arbitrage strategy involves exposure to some second order risk of the markets, such as the implied volatility in convertible bonds or warrants, the yield spread between similar term government bonds or the price spread between different classes of stock for the same issuer.  Further, there are few examples of “pure” hedge or arbitrage Advisers.  Many such Advisers employ limited directional strategies which expose them to market risk.

Short Selling. Some (and possibly all) Advisers may engage in short selling strategies.  Short selling involves selling securities which may or may not be owned and, at times, borrowing the same securities for delivery to the purchaser, with an obligation to replace any such borrowed securities at a later date.  Short selling allows the investor to profit from declines in market prices to the extent such decline exceeds the transaction costs and any costs of borrowing the securities.  However, if the borrowed securities must be replaced by purchasers at market prices in order to close out the short position, any appreciation in the price of the borrowed securities would result in a loss.  Purchasing securities to close out the short position can itself cause the price of the securities to rise further, thereby exacerbating the loss. The SEC recently issued an emergency order that temporarily prohibited any person from short-selling certain publicly traded common equity securities. This prohibition has since expired; however, the imposition of another such emergency order may limit the Sub-Funds’ ability to engage in short sales pursuant to their investment objective or negatively impact the return on an investment in which one of the Sub-Funds has sold a security short.

Derivatives.  Some (and possibly all) Advisers may invest in complex derivative instruments that seek to modify or emulate the investment performance of particular securities, commodities, interest rates, indices or markets on a leveraged or unleveraged basis.  These instruments generally have counterparty risk and may not perform in the manner expected by the counterparties, thereby resulting in greater loss or gain to the investor.  These investments are all subject to additional risks that can result in a loss of all or part of an investment, such as interest rate and credit risk volatility, world and local market price and demand and general economic factors and activity.  Derivatives may have very high leverage embedded in them that can substantially magnify market movements and result in losses greater than the amount of the investment.  Some of the markets in which derivative transactions are effected are over-the-counter or interdealer markets.  The participants in such markets are typically not subject to credit evaluation and regulatory oversight as are members of exchange-based markets.  This exposes the Sub-Funds to the risks that a counterparty will not settle a transaction because of a credit or liquidity problem or because of disputes over the terms of the contract.  The Sub-Funds are not restricted from dealing with any particular counterparty or from concentrating all of their transactions with one counterparty.  Many unforeseeable events, such as government policies, can have profound effects on interest and exchange rates, which in turn can have large and sudden effects on prices of derivative instruments.

Futures.  Futures markets are highly volatile.  To the extent that the Sub-Funds engage in transactions in futures contracts and options on futures contracts, the profitability of such Sub-Funds, and, consequently, the Fund, depends to some degree on the ability of the Advisers to analyze correctly the futures markets, which are influenced by, among other things, changing supply and demand relationships, governmental policies, commercial and trade programs, world political and economic events and changes in interest rates.  Moreover, investments in commodities, futures and options contracts involve additional risks, including, without limitation, leverage (margin is usually 5%-15% of the face value of the contract and exposure can be nearly unlimited) and credit risk vis-a-vis the contract counterparty.  Finally, the CFTC and futures exchanges have established limits referred to as “speculative position limits” on the maximum net long or net short position which any person may hold or control in particular commodities contracts.  Like other leveraged investments, a futures transaction may result in losses in excess of the amount invested.

Swaps.  The Sub-Funds may enter into various hedging transactions, such as interest rate, currency and credit swaps and the purchase or sale of caps and floors.  Interest rate swaps involve the exchange by a Sub-Fund with another party of their respective commitments to pay or receive interest.  The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap.  The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor.  In the case of currency swaps, a Sub-Fund may exchange with another party their respective commitments to pay or receive currency.  Credit swaps involve other risks.  Use of swaps subjects the Sub-Funds to risk of default by the counterparty.  If there is a default by the counterparty to such a transaction, the Sub-Fund will have contractual remedies pursuant to the agreements related to the transaction; however, in such event, recovery would be dependent on the creditworthiness of the counterparty.  The Sub-Funds may also enter into interest rate, total return or other swaps that may be surrogates for other instruments such as currency forwards and interest rate options.  The value of such instruments generally depends upon price movements in the underlying assets, risk elements, interests, rights or commitments, as well as counterparty risk.

Option Transactions.  The purchase or sale of an option involves the payment or receipt of a premium payment by the investor and the corresponding right or obligation, as the case may be, to either purchase or sell the underlying security or other investment for a specific price at a certain time or during a certain period.  Purchasing options involves the risk that the underlying instrument does not change price in the manner expected, so that the option expires worthless and the investor loses its premium.  Selling options, on the other hand, involves potentially greater risk because the investor is exposed to the extent of the actual price movement in the underlying security in excess of the premium payment received. The Sub-Funds may purchase or sell customized options and other derivatives in the over-the-counter market that may have different features than traditional exchange-traded options though they also share the same risks.  These options and derivative instruments may also subject the Sub-Funds to risk of default by the counterparty.  Investments in these financial instruments may also be subject to additional risk such as interest rate and other risks. The Sub-Funds’ ability to close out their positions as purchasers of exchange-listed options would be dependent upon the existence of a liquid secondary market on an exchange. Among the possible reasons for the absence of a liquid secondary market on an exchange are (i) insufficient trading interest in certain options, (ii) restrictions on transactions imposed by an exchange, (iii) trading halts, suspensions or other restrictions imposed with respect to particular classes or series of options or underlying securities, (iv) interruption of the normal operations on an exchange, (v) inadequacy of the facilities or an exchange or the Options Clearing Corporation to handle current trading volume or (vi) a decision by one or more exchanges to discontinue the trading of options (or a particular class or series of options), in which event the secondary market on that exchange (or in that class or series of options) would cease to exist, although outstanding options on that exchange would generally continue to be exercisable in accordance with their terms.

Leveraged Capital Structure. The Fund may issue Preferred Units and/or debt in aggregate amounts not in excess of one-third of the Fund’s consolidated gross assets (in the case of debt) and not more than one-half of the Fund’s consolidated gross assets (in the case of Preferred Units and debt combined).  The use of leverage creates an opportunity for increased income and gains to the holders of Common Units, but also creates increased risk of loss.  The use of leverage magnifies the potential gains and losses from an investment and increases the risk of loss of capital.  To the extent that income derived by the Fund from investments purchased with borrowed funds is greater than the cost of borrowing, the Fund’s net income will be greater than if borrowing had not been used.  Conversely, if the income from investments purchased with borrowed funds is not sufficient to cover the cost of borrowing, the net income of the Fund will be less than if borrowing had not been used, and the amount available for ultimate distribution to the holders of Common Units will be reduced.  The extent to which the gains and losses associated with leveraged investing are increased will generally depend on the degree of leverage employed.  The Fund may, under some circumstances, be required to dispose of the Fund investments under unfavorable market conditions, thus causing the Fund to recognize a loss that might not otherwise have occurred.  If an event of default under pertinent borrowing agreements occurs and the Fund investments are sold, losses also may occur that might otherwise not have occurred.  In the event of such a sale of the Fund Investments, secured creditors will be contractually entitled to direct such sales and may be expected to do so in their interest, rather than in the interests of the holders of Common Units.  The holders of Common Units will incur losses if the proceeds from such a sale are insufficient, after payment in full of amounts due and payable on borrowed amounts, including administrative expenses, to repay all of the capital invested by holders of Common Units.  As a result, they could experience a total loss of their investment in the Fund.

Sub-Fund Leverage Risk.  The Sub-Funds may borrow and may utilize various lines of credit, reverse repurchase agreements, “dollar” rolls, issuance of debt securities, swaps, forward purchases, other off-balance sheet derivative transactions and other forms of leverage.  While leverage presents opportunities for increasing total return, it has the effect of potentially increasing losses as well.  If income and appreciation on investments made with borrowed funds are less than the cost of the leverage, the value of a Sub-Fund’s net assets will decrease.  Accordingly, any event which adversely affects the value of an investment by a Sub-Fund would be magnified to the extent leverage is employed.  The cumulative effect of the use of leverage in a market that moves adversely to a leveraged investment could result in a substantial loss which would be greater than if leverage were not used.  In periods of extreme market volatility, the need to sell assets in a declining market can cause even greater losses, as prices may be artificially depressed.  Generally, most leveraged transactions involve the posting of collateral.  Increases in the amount of margin that a Sub-Fund is required to post could result in a disposition of Sub-Fund assets at times and prices which could be disadvantageous to the Fund and could result in substantial losses.  Creditors’ claims may be senior to the rights of Unitholders in the Fund.

Emerging Markets.  Investments in emerging markets involves certain special risks related to regional economic conditions and sovereign risks which are not normally associated with investments in the securities of U.S. issuers, including risks associated with:  (1) political and economic uncertainty (including the risks of nationalization or expropriation of assets, war and revolution), or potential foreign exchange controls (including the risks of suspension of the ability to transfer currency from a given country and repatriation of investments); (2) fluctuations of currency exchange rates; (3) lower levels of disclosure and regulation than in the U.S. or other developed markets; (4) lower trading volume and greater market volatility than U.S. and other developed markets; (5) slower clearance and settlement procedures, higher transaction costs and restrictions on investment in certain instruments, which may restrict or delay investments in such markets by the Sub-Funds; (6) less rigorous financial reporting standards and auditing practices and requirements than those of U.S. and other developed countries; and (7) uncertainties as to the status, interpretation and application of laws. During periods of limited liquidity and higher price volatility of the markets for emerging markets securities, the Fund’s ability to acquire or dispose of such securities at a price and time that the Investment Manager deems advantageous may be impaired.  As a result, in periods of rising market prices, the Fund may be unable to participate in price increases fully to the extent that it is unable to acquire desired securities positions quickly; the Fund’s inability to dispose fully and promptly of positions in declining markets may conversely cause its NAV to decline as the value of unsold positions is marked to lower prices.  The Fund’s ability to raise cash to fund redemptions may also be impaired. Previously, difficulties have been experienced in certain emerging markets, such as Mexico, Asia, Russia and Brazil.  There can be no assurance that such difficulties will not reoccur or that the effects thereof will be limited to the country or countries in which they originate.

Foreign Securities.  Investments in securities of non-U.S. issuers including foreign governments and securities denominated or whose prices are quoted in non-U.S. currencies pose currency exchange risks (including blockage, devaluation and non-exchangeability) as well as a range of other potential risks which could include, depending on the country involved, expropriation, confiscatory taxation, political or social instability, illiquidity, price volatility and market manipulation.  In addition, less information may be available regarding securities of non-U.S. issuers and non-U.S. companies may not be subject to accounting, auditing and financial reporting standards and requirements comparable to (or as uniform as) those of U.S. companies.  Transaction costs of investing in non-U.S. securities markets are generally higher than in the U.S.  There is generally less government supervision and regulation of exchanges, brokers and issuers in foreign jurisdictions than there is in the U.S.  The Sub-Funds and the Fund might have greater difficulty taking appropriate legal action in non-U.S. courts.  Non-U.S. markets also have different clearance and settlement procedures which in some markets have at times failed to keep pace with the volume of transactions, thereby creating substantial delays and settlement failures that could adversely affect the Sub-Funds’ performance.

Currency Risks.  The Sub-Funds will purchase instruments denominated in currencies other than the Sub-Funds’ base currency of U.S. dollars.  In doing so, the Sub-Funds will be exposed to certain currency risks, including illiquidity, blockages by governments, political unrest or other factors, failure or inability to deliver, pressures from speculators and other factors that can result in losses with respect to such instruments notwithstanding any mark-to-market return.  In addition, to the extent that currency risk is not hedged, changes in the value between the U.S. dollar and other currencies can increase or reduce the actual returns from nondollar denominated investments.  The Sub-Funds may at times have significant currency exposure.  Therefore, market movements in the underlying currencies could result in substantial losses to the extent such exposures are not hedged.

Investments in Governmental Debt. The Sub-Funds may invest in debt of both U.S. and non-U.S. government agencies and instrumentalities and quasi-governmental entities.  The issuer of the debt or the governmental authorities that control the repayment of the debt may be unable or unwilling to repay principal or interest when due, and the Sub-Funds (and thus the Fund) may have limited legal recourse in the event of default.  Governmental actions could have a significant effect on the value of the Sub-Fund Investments.

Mortgage-Backed and Asset-Backed Securities. The Sub-Funds may invest in numerous types of mortgage-backed and asset-backed securities, including, without limitation, those briefly described below.  Such securities are extremely sensitive to the level and volatility of interest rates. The Sub-Funds may invest in mortgage pass-through securities representing participation interests in pools of residential mortgage loans originated by United States governmental or private lenders and guaranteed, to the extent provided in such securities, by the United States government or one of its agencies or instrumentalities.  Such securities, which are ownership interests in the underlying mortgage loans, differ from conventional debt securities, which provide for periodic payment of interest in fixed amounts (usually semiannually) and principal payments at maturity or on specified call dates.  Mortgage pass-through securities provide for monthly payments that are a “pass-through” of the monthly interest and principal payments (including any prepayments) made by the individual borrowers on the pooled mortgage loans, net of any fees paid to the guarantor of such securities and the servicer of the underlying mortgage loans. Sub-Fund Investments may also include private mortgage pass-through securities that are issued by originators of and investors in mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose subsidiaries of the foregoing.  Private mortgage pass-through securities are usually backed by a pool of conventional fixed rate or adjustable rate mortgage loans.  Such securities generally are structured with one or more types of credit enhancement. The Sub-Funds may also invest in CMOs, which are debt obligations collateralized by mortgage loans or mortgage pass-through securities.  The issuer of a series of CMOs may elect to be treated as a REMIC.  In a CMO, a series of bonds or certificates is issued in multiple classes.  Each class of CMOs, often referred to as a “tranche,” is issued at a specific fixed or floating coupon rate and has a stated maturity or final distribution date.  Interest is paid or accrues on all classes of the CMOs on a monthly, quarterly or semiannual basis. SMBSs are derivative multiclass mortgage securities.  SMBSs are usually structured with two classes that receive different proportions of the interest and principal distributions on a pool of mortgage assets.  A common type of SMBSs will have one class receiving some of the interest and most of the principal from the mortgage assets, while the other class will receive most of the interest and the remainder of the principal.  If the underlying mortgage assets experience greater than anticipated prepayments of principal, the Sub-Funds may fail to recoup fully their initial investments in these securities.  Additionally, these securities were only recently developed; as a result, established trading markets have not yet developed and, accordingly, these securities are still somewhat illiquid. Sub-Fund Investments may also include asset-backed securities.  In general, the collateral supporting asset-backed securities is of shorter maturity than mortgage loans and is less likely to experience substantial prepayments.  As with mortgage-backed securities, asset-backed securities are often backed by a pool of assets representing the obligations of a number of different parties and use similar credit enhancement techniques.  Asset-backed securities present certain risks that are not presented by mortgage-backed securities.  Primarily, these securities do not have the benefit of the same security interest in the related collateral.  Credit card receivables are generally unsecured and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give such debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due.  Most issuers of automobile receivables permit the servicers to retain possession of the underlying obligations.  If the servicer were to sell these obligations to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the related automobile receivables.  In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of the automobile receivables may not have a proper security interest in all of the obligations backing such receivables.  Therefore, there is the possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on these securities.

Illiquidity.  The Sub-Funds may invest in securities that are subject to legal or other restrictions on transfer or for which no liquid market exists.  The market prices, if any, for such securities tend to be more volatile and the Sub-Funds may not be able to sell them when they desire to do so or to realize what they perceive to be their fair value in the event of a sale.  For example, high-yield securities markets have suffered periods of extreme illiquidity for certain types of instruments in the past.  As a result, calculating the fair market value of the Sub-Funds’ holdings may be difficult.

Investment Manager/Adviser/Sub-Fund/Intermediary Entity Risks:

Intermediary Entities.  The Fund’s use of an intermediary entity or entities to make investments in the Sub-Funds would create additional risks that would not be present if the Fund invested directly in the Sub-Funds.  By investing in such entities, the Fund would be affected by any regulatory or other liabilities of such entities.  Such entities would not be controlled by the Fund, and the Fund would generally have no voting rights therein.  Further, the ability of the Fund to make redemptions from such entities could be restricted.  Moreover, such entities could effectively freeze the Fund’s investments and block the Fund from activity. Additionally, such entities may require the Fund to provide indemnification under certain circumstances.

Competition.  The Advisers will engage in investment and trading activities which are highly competitive with other investment and trading programs including those of mutual funds and other financial institutions, investment banks, broker-dealers, commercial banks, insurance companies and pension funds, as well as private investors, all of whom may have investment objectives similar to those of the Advisers.  These competitors may have substantially greater resources than the Advisers and may have substantially greater experience than the Advisers.

Possibility of Misconduct by Advisers. The Fund is exposed to the possibility of misconduct by Advisers.  An Adviser could divert or abscond with assets, fail to follow its stated investment strategies, issue false reports or engage in other misconduct, all without the Fund’s knowledge.

Prime Brokers and Custodians.  Under the arrangements between the Sub-Funds and their prime brokers and custodians, the prime brokers and custodians will have rights to identify as collateral, to rehypothecate or to otherwise use for their own purposes assets held by them for the Sub-Funds from time to time.  Legal and beneficial title to such assets may therefore be transferred to the relevant prime broker and custodian.  Similarly, any cash of the Sub-Funds held or received by or on behalf of a prime broker or custodian may not be treated as client money and may not be subject to the client money protections conferred by the client rules of the SEC or equivalent rules of other regulators to which such prime broker or custodian may be subject.  Accordingly, the cash of the Sub-Funds may also constitute collateral and may not be segregated from the cash of the prime brokers and custodians.

Consequently, Sub-Funds may rank as an unsecured creditor in respect of such assets and cash on the insolvency of a prime broker and custodian and might not be able to recover such assets and cash in full.  The inability of Sub- Funds to recover such cash could have a material adverse effect on the Fund’s performance.

Conflicts of Interest.  The Advisers could be subject to various conflicts of interest, which could be resolved to the detriment of the Fund.  For example, an Adviser might favor its proprietary trading over its trading for the Fund.  Additionally, the Fund’s investment in intermediate entities could present potential conflicts of interest.

Increase in Managed Assets. The Fund may invest with Advisers who are experiencing a major increase in the assets they manage, which may impair the ability of their strategies and operations to perform up to historical levels.  Such Advisers may divert from stated strategies into strategies or markets with which they could have little or no experience.  This could result in serious losses to the Sub-Funds, and in turn, the Fund.

New Strategies.  Many of the strategies used by the Advisers may not have been in existence during periods of major market stress, disruption or decline.  As a result, it is not known how these strategies will perform in these periods.

Fund Structure Risks:

Limited Operating History. Certain Advisers may be new or relatively new firms and have little or no operating history upon which their performance can be evaluated.  In addition, certain Advisers may have experience trading for themselves or managed accounts but may not have previously operated a Sub-Fund.

Multiple Advisers.  Because each Adviser will trade independently of the others, the trading losses of some Advisers could offset trading profits achieved by the profitable Advisers.  The profitable Advisers would earn incentive fees even though the Fund as a whole may not be profitable.  Different Advisers might compete for the same investment positions.  Conversely, some Advisers may take offsetting positions which would result in transaction costs for the Fund without the possibility of profits.

Adviser or Allocation Changes. The Investment Manager expects from time to time to change Advisers and the asset allocations among them.  The Investment Manager is not required to notify investors of such changes.  The Fund’s success will depend on the Investment Manager’s selection of Advisers and its allocation of assets among such Advisers.  While the Investment Manager will generally attempt to categorize Sub-Funds consistent with the investment strategies described herein, certain Sub-Funds may fit into more than one category or may not closely resemble any of the categories. Accordingly, the Investment Manager has a wide degree of discretion in categorizing Sub-Funds within strategies or allocating capital among strategies. If the Investment Manager makes the wrong decision, certain strategies may be under- or over-weighted relative to what may have been intended or reported.  Accordingly, the Fund’s investment portfolio may be over-allocated or under-allocated to certain strategies and incur concentration risks or result in insufficient exposure within the portfolio as a result.

Litigation Risk.  The Fund is subject to litigation risk as an investor in a Sub-Fund.  A Sub-Fund could become involved in shareholder, insider trading or other litigation as a result of its investment activities, which could adversely affect the Sub-Fund, and in turn, the Fund.

Incentive Compensation.  Most, if not all, Advisers will be entitled to receive incentive fees with respect to their trading for the Fund.  These arrangements may give the Advisers an incentive to make riskier or more aggressive investments than they would otherwise make.  Because incentive payments will be based on each Sub-Fund’s performance, the Fund itself may make incentive payments during periods when the Fund is not profitable on an overall basis (for example, because the losses of the unprofitable Advisers and the Fund’s expenses exceed the profits of the profitable Sub-Funds).

Information Risk.  Although the Investment Manager monitors the performance of the Sub-Funds, the Investment Manager must ultimately rely on (i) the Adviser to operate in accordance with the investment guidelines governing the Sub-Fund, and (ii) the accuracy of the information provided to the Investment Manager by the Adviser of the Sub-Fund.  Any failure of the Adviser to operate within such guidelines or to provide accurate information with respect to such Sub-Fund could subject the Fund to losses.  Moreover, many of the strategies implemented by the Sub-Funds rely on the financial information made available by the issuers in which the Sub-Funds invest.  The Investment Manager may have no ability to independently verify the financial information disseminated by the issuers in which the Sub-Funds invest and is dependent upon the integrity of both the management of these issuers and the financial reporting process in general.  The Investment Manager will request information from Sub-Funds regarding their historical performance and investment strategy.  However, the Investment Manager may not always be provided with such information because certain of this information may be considered proprietary information by the particular Adviser or for other reasons.  This lack of access to independent information is a significant investment risk.  Furthermore, the net asset values received by, or on behalf of, the Fund from each Sub-Fund will typically be estimates only, subject to revision through the end of each Sub-Funds’ annual audit.

Valuation.  Due to the fact that the Fund may invest directly in the Sub-Funds or indirectly through intermediary entities, and because there will be no readily available market quotations for such securities, the valuation process for the Fund could, but under normal market conditions is not expected to, involve substantial complications.   The Fund’s investments in Sub-Funds are ordinarily valued based upon valuations provided to the Fund by the Advisers or administrators of the Sub-Funds. In determining the fair value of each Sub-Fund Investment on each Valuation Date, the Board or its delegates will take into account the valuation of such Sub-Fund i nvestment provided to the Fund by the Sub-Fund itself, as well as any other considerations that may, in the Board’s or its delegate’s judgment, increase or decrease such estimated value.

Certain securities in which the Sub-Funds invest may not have a readily ascertainable market price and are fair valued by the Adviser and/or administrator of the Sub-Fund in determining the valuation provided to the Fund.  An Adviser of a Sub-Fund may face a conflict of interest in valuing such securities since their values affect the

Adviser’s compensation.  The Investment Manager’s due diligence review of Advisers and Sub-Funds includes a review of the valuation procedures used by each Adviser and the Fund’s pricing committee monitors the valuations provided by the Sub-Funds.  However, despite this due diligence review, there are risks that such Sub-Funds and Advisers could have inadequate valuation procedures or could issue false reports or engage in other misconduct, all without the Fund’s knowledge.   Inaccurate valuations provided by Sub-Funds could materially adversely affect the Fund’s valuation of a Sub-Fund investment and, as a result, the NAV of Common Units.  Illiquid investments may be harder to value, potentially increasing risks regarding valuation.  In certain cases neither the Investment Manager nor the Board of Trustees will have sufficient information to confirm the accuracy of valuations provided by Sub-Funds.

Borrowing Risk.  The Fund is permitted to, but does not currently intend to, borrow money or issue preferred shares to purchase portfolio securities. This practice is known as “leverage.” The use of leverage would involve increased risk, including increased variability of the Fund’s net income, distributions and/or NAV.

The Fund may also borrow money for temporary cash management purposes, including to satisfy repurchase requests from holders of Common Units, to manage timing issues in connection with the acquisition of its investments, such as providing the Fund with temporary liquidity to acquire investments in Sub-Funds in advance of the Fund’s receipt of redemption proceeds from another Sub-Fund, and to otherwise provide the Fund with temporary liquidity.

The Fund may borrow money through a credit facility. The Fund may be required to maintain minimum average balances in connection with its borrowings or to pay a commitment or other fee to maintain a line of credit.  Either of these requirements would increase the cost of borrowing over the stated interest rate. In addition, a lender may terminate or not renew any credit facility into which the Fund has entered. If the Fund is unable to access additional credit, it may be forced to redeem investments in Sub-Funds at inopportune times, which may further depress the Fund’s returns.

The 1940 Act requires the Fund to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the indebtedness is incurred. This means that the value of the Fund’s total indebtedness may not exceed one-third of the value of its total assets, including the value of the assets purchased with the proceeds of its indebtedness.

Limited Liquidity of the Common Units.  The Common Units are not freely transferable and Common Unitholders’ rights to redeem their Common Units are subject to certain restrictions.  There will be no market for the Common Units.  The Common Units thus should be regarded as a long-term investment.

No Participation of Unitholders.  Except for certain voting rights, Unitholders will have no right or power to participate in the management or control of the business of either the Fund or the Sub-Funds and thus must depend solely on the ability of the Investment Manager, the Board, and the Advisers with respect to making investments.  In addition, Unitholders will not have an opportunity to evaluate the specific investments made by the Sub-Funds or the terms of any investment made by the Sub-Funds.

Management of the Fund.  The members of the Board and employees of the Investment Manager will work on projects for the Investment Manager and The Northern Trust Company and their affiliates and respective clients that do not relate to the Fund.  Additionally, the Independent Trustees may devote their time to other projects unrelated to the Fund.  Conflicts of interest may arise in allocating opportunities, management time, services or functions among the respective officers and employees of the Investment Manager.  The members of the Board, employees of the Investment Manager and their affiliates are not obligated to devote any particular portion of time to the affairs of the Fund.

Multiple Layers of Expense.  The Fund and the Sub-Funds each have expenses and management costs that will be borne, directly or indirectly, by the Fund.

Bank Regulatory Risks.  The Investment Manager is a wholly owned indirect subsidiary of Northern Trust Corporation, a bank holding company that is regulated by the Fed as a financial holding company under the BHCA.  Northern Trust Corporation and the Investment Manager are of the view that the activities that the Investment Manager and its affiliates will conduct for the Fund, as described in this Memorandum, are permissible investment fund organization and sponsorship, investment and merchant banking, advisory and private placement activities under the BHCA and the Fed’s Regulation Y thereunder. Certain restrictions, however, may be imposed on the Fund’s ability to hold certain types of investments for a period of more than 10 years, or 15 years depending on the type of investment, under the BHCA and the Fed’s Regulation Y.  Moreover, if the Fed were to conclude by regulation, interpretation or other regulatory action that (a) the activities to be conducted by the Investment Manager or its affiliates in connection with the Fund as described herein were not permissible for subsidiaries of bank or financial holding companies under the BHCA or Regulation Y, or (b) the assets and liabilities of the Fund should be consolidated with those of Northern Trust Corporation or one of its subsidiaries for regulatory reporting purposes, the Investment Manager might cease acting as such to the Fund. In the former case, the Fund would have to select a successor investment manager. Further, while the Investment Manager believes that its activities, and those of its affiliates, as described herein, may be conducted without prior notice to and approval by the Fed (except as otherwise noted), if the Fed were to determine that such activities require its prior approval, the Investment Manager or affected affiliate might have to restrict its activities on behalf of the Fund pending the receipt of such approval, or cease such activities if the required approval was not forthcoming.

Conflicts of Interest. Actual and potential conflicts of interest may arise between the Investment Manager and its affiliates, on the one hand, and the Fund, on the other hand.  Certain potential conflicts of interest are set forth below.  The list below is not exhaustive.  Other actual and potential conflicts not discussed below may arise in connection with the operation and management of the Fund.  By acquiring Common Units, each Common Unitholder will be deemed to have acknowledged the existence of, and to have waived any claim with respect to, such actual and potential conflicts of interest. In connection with any situation involving a potential conflict of interest for the Investment Manager or any of its affiliates, the Board will determine whether it is prudent for such entity to act in any capacity with respect to the Fund.  If the Board determines that, in view of all of the relevant facts and circumstances, it would not be prudent for such entity to act in any capacity with respect to the Fund, such entity reserves the right to resign such Fund capacity solely with respect to the investment creating the potential conflict of interest.  In such case, the Investment Manager or its affiliates, as the case may be, may continue to act on behalf of their clients other than the Fund.  If the Board determines that it would be appropriate for such entity to act both on behalf of its client and in such capacity with respect to the Fund, certain conflicts of interest would be present.

Transactions with Affiliates of the Investment Manager.  The Investment Manager may, in its discretion, cause the Fund to enter into agreements with the Investment Manager or its affiliates in accordance with the requirements of the 1940 Act.  Such agreements require prior approval of the Board.  In such event, the Investment Manager will seek to ensure that such agreements are on terms not less favorable to the Fund than those generally available from qualified independent third parties. The Investment Manager or its affiliates may provide financial or other related services or have other business relationships with Sub-Funds or their principals.  Such arrangements may provide the Investment Manager with an incentive to cause the Fund to invest in such Sub-Funds. Cash balances of the Fund may be deposited into money market funds sponsored or advised by, or deposits of, The Northern Trust Company or its affiliates, in the discretion of the Investment Manager.  Although such balances may be subject to double fees, given the de minimis amount of such balances, the Fund believes that it will be more efficient to deposit such balances as set forth above rather than to make direct investments.

Allocation of the Investment Manager’s Resources.  The services that the Investment Manager has agreed to provide to the Fund are not exclusive.  The Investment Manager and its affiliates are free to and do render similar services to others, including affiliated investment funds having objectives overlapping with those of the Fund.  The officers and employees of the Investment Manager will devote such time as they, in their discretion, deem necessary to carry out the operations of the Fund.  Officers and employees of the Investment Manager and its affiliates will also work on projects for other clients and conflicts of interest may arise in allocating management time, services, or functions among such clients. If the Fund invests through intermediaries, the foregoing will be applicable to such entities also.

Material, Nonpublic Information.  From time to time, the Investment Manager may come into possession of material, nonpublic information that would limit the ability to buy and sell investments.  The Fund’s investment flexibility may be constrained as a consequence of the Investment Manager’s inability to use such information for investment purposes.  The Fund may experience losses if it is unable to sell an investment that it holds because the Investment Manager has obtained material, nonpublic information about such investment.

Lack of Separate Representation.  Skadden, Arps, Slate, Meagher & Flom LLP has been retained as counsel for the Fund and Investment Manager.  No attorney-client relationship exists with counsel solely as a result of the purchase of Common Units by an investor.  Each potential investor should consult its own legal, tax and other advisers in connection with an investment in the Fund.

Adviser Conflicts. Advisers may also be subject to actual and potential conflicts of interest with the Fund.  For example, Advisers may have an incentive to favor proprietary trading over trading for Sub-Funds, and some Advisers may have “soft dollar” arrangements in which they receive benefits from brokers for causing Sub-Funds to maintain accounts with the brokers.

(b)       Effects of Leverage.  The Fund is permitted to, but does not currently intend to, borrow money or issue preferred shares to purchase portfolio securities. This practice is known as “leverage.” The use of leverage would involve increased risk, including increased variability of the Fund’s net income, distributions and/or NAV.

The Fund may also borrow money for temporary cash management purposes, including to satisfy repurchase requests from Fund Investors, to manage timing issues in connection with the acquisition of its investments, such as providing the Fund with temporary liquidity to acquire investments in Sub-Funds in advance of the Fund’s receipt of redemption proceeds from another Sub-Fund and to otherwise provide the Fund with temporary liquidity.

The Fund has entered into a Credit Agreement pursuant to which the Fund may, from time to time, borrow money for such temporary cash management purposes. The amount the Fund may borrow under such Credit Agreement may not exceed 10% of the Fund’s NAV.   Pursuant to such Credit Agreement, he Fund pays an interest rate of 1-month LIBOR plus 1.75% on amounts borrowed and a commitment fee of 0.75% on the unused portion of the commitment amount.  Upon the expiration of such Credit Agreement, to the extent such Credit Agreement is not renewed, the Fund may enter into other borrowing arrangements with terms that differ from those described above.

8.4       Other Policies.

Determination of Net Asset Value.  The NAV of the Fund is equal to the estimated value of its total assets, minus the estimated sum of its total liabilities, as of the pertinent valuation date.  The NAV of the Fund will be calculated as of the close of business on the last Business Day of each month, in connection with the issuance of Common Units by the Fund, as of each distribution declaration date (after giving effect to the relevant declaration), as of the date on which the Fund terminates, and on such other dates as determined by the Investment Manager or a majority of the Board in accordance with the valuation policies and guidelines approved from time to time by the Board (each, a “Valuation Date”).  With respect to each monthly calculation of NAV, the NAV will be calculated generally by the 15th day of the following month or the first business day thereafter if the 15th falls on a weekend or holiday.

Due to the fact that the Fund may invest directly in the Sub-Funds or indirectly through intermediary entities, and because there will be no readily available market quotations for such securities, the valuation process for the Fund could, but under normal market conditions is not expected to, involve substantial complications.

The Board has delegated the responsibility of determining the Fund’s NAV to the Fund’s Pricing Committee (“Pricing Committee”), subject to oversight by the Board. The membership of the Fund’s Pricing Committee will be comprised of personnel from the Administrator and the Investment Manager as recommended to, and approved by, the Fund’s Board. The Pricing Committee operates in accordance with written procedures adopted by the Board.

In determining the value of each Sub-Fund Investment on each Valuation Date, the Pricing Committee will take into account the estimated or final net asset value of such Sub-Fund Investment provided to the Fund by the Sub-Fund itself, as well as any other considerations that may, in its judgment, increase or decrease such estimated value.

 In determining the reasonableness of the valuation provided by each Sub-Fund, the Pricing Committee will (i) assess whether the Sub-Fund’s monthly return is similar to the return of its peer group for the same time period; (ii) review verifications of the valuation of each portfolio position of the Sub-Fund, to the extent such portfolio data is made available to the Fund or its delegee, as calculated by the Administrator or a valuation firm retained by the Administrator, using various pricing sources, and identify pricing differences between the valuations provided by the Sub-Fund and the verifications calculated by the Administrator; and (iii) evaluate such information and assess the impact as it pertains to the Fund’s NAV.

If a Sub-Fund’s valuation is not provided prior to the calculation of the Fund’s NAV or a Sub-Fund’s valuation is determined not to be reasonable based on the Pricing Committee’s evaluation, the Pricing Committee will value the Sub-Fund in accordance with written fair valuation procedures adopted by the Board.

8.5       Share Price Date. Not Applicable.

8.6       Business Development Companies. Not applicable.

Item 9      Management

9.1       General

(a)       Board of Trustees. The Fund will be governed by the Board of Trustees, at least 75% of whom will be Independent Trustees.  The Board will be charged with, among other things, overseeing the performance of all parties that provide services to the Fund, selecting the independent auditors of the Fund and reviewing and approving all material service contracts, including any investment advisory arrangement and any other contracts required to be so approved under the 1940 Act. As compensation for their services to the Fund, each Independent Trustee will receive an annual fee, prorated for periods of service shorter than one year, as well as a fee for each special in-person meeting of the Board or a committee of the Fund.  Also, the chairs of the Board and the Fund’s committees are paid an additional annual fee.  The Fund also pays each Independent Trustee for all reasonable out-of-pocket expenses incurred by such Independent Trustee in attending each meeting.

(b)       Investment Advisor. The Northern Trust Company of Connecticut will serve as the investment manager to the Fund and to the Feeder Funds (the “Investment Manager”).  The Investment Manager is a state bank and trust company organized under the laws of the State of Connecticut and an investment adviser registered with the SEC pursuant to the Advisers Act.  The Investment Manager is a wholly owned subsidiary of the Northern Trust Corporation, a company that is regulated by the Board of Governors of the Federal Reserve System as a financial holding company under the U.S. Bank Holding Company Act of 1956, as amended.  The Investment Manager may retain sub-investment managers, which may be affiliates of the Investment Manager.  The Investment Manager is located at 300 Atlantic Street, Stamford, CT 06901.

The Investment Management Agreement between the Fund and the Investment Manager (the “Investment Management Agreement”) may be terminated by Board action or by a vote of a majority of the holders of the Fund’s Common Units and Preferred Units  (collectively, the “Unitholders”) on 60 days’ prior written notice to the Investment Manager.  The Investment Management Agreement may be terminated by the Investment Manager on 60 days’ prior written notice to the Fund.

The Investment Manager will receive a management fee from the Fund that is borne by each investor on a pro rata basis in proportion to its investment (the “Investment Management Fee”). See Item 9.1(f).

A discussion regarding the basis for the Board approving the Investment Management Agreement will be available in the Fund’s initial report to shareholders.

(c)       Portfolio Management. Anthony M. Zanolla is the portfolio manager of the Fund.   Anthony M. Zanolla, CFA is the Senior Vice President of Hedge Fund Investments and the portfolio manager of the Fund. Prior to joining The Northern Trust Company of Connecticut, Mr. Zanolla was a Principal at Allianz Hedge Fund Partners (“Allianz”) in New York responsible for manager selection and portfolio construction.  Prior to joining Allianz, he was a Partner and analyst at Norquest Capital, a New York-based hedge fund focused on long/short equity.  Mr. Zanolla began his career at Chemical Bank and subsequently held positions at Bankers Trust, Kemper Investments and Citigroup.  He holds a Bachelor of Business Administration in Accountancy from Bernard M. Baruch College.  He is a CFA charterholder, a member of the New York Society of Security Analysts and the CFA Institute.

(d)       Administrators.  Northern Trust Investments, Inc. will serve as the Administrator (the “Administrator”) for the Fund.  The Administrator may retain, in its discretion, additional sub-administrator(s), which may or may not be affiliates.

(e)       Custodian. The Northern Trust Company, will serve as Custodian and Transfer Agent for the Fund, and in such capacity, maintains certain financial and accounting books and records pursuant to an agreement with the Fund.

(f)       Expenses. The Fund will pay to the Investment Manager an Investment Management Fee of 1.25% per annum of the Fund’s NAV payable quarterly in arrears calculated as of the last Business Day of each calendar quarter. Any new Common Unitholder that subscribes for Common Units at any time other than the first Business Day of a month will be assessed a prorated portion of the Investment Management Fee with respect to such subscription.

As an investor in the Sub-Funds, the Fund will also be responsible for the fees payable by the Sub-Funds to their respective Advisers.  The Advisory Fees will vary, but they will typically consist of a management (asset-based) fee and an incentive fee.  Management fees typically range between 1% and 2% of a Sub-Fund’s NAV per year and incentive fees typically range between 10% and 25% of the Sub-Fund’s net new profits.  Generally speaking, however, incentive fees with respect to a specific Sub-Fund will be charged only on a “high water mark” basis, so that trading losses will be carried forward and will be recouped before an incentive fee can be earned.  Because incentive fees will be based on each Sub-Fund’s performance, the Fund itself may in effect pay incentive fees during periods when it is not profitable on an overall basis (for example, if the losses of the unprofitable Sub-Funds together with the Fund’s expenses exceed the profits of the profitable Sub-Funds).  As a result of the Fund’s payment of Advisory Fees, investors in the Fund will be indirectly subject to the payment of such fees.  In addition, the fees and expenses paid by investors in the Fund may be higher than those paid by most mutual fund investors.

The Administrator and any sub-administrator will receive administration fees not in excess of reasonable and customary fees for the services provided.  The sum of the administration, sub-administration, custody and transfer agent fees is currently capped at 0.20% per annum of the Fund’s net asset value.

In addition to the Investment Management Fee, Advisory Fees and administration fees, the Fund will also be responsible for paying its operating expenses and those of the Feeder Funds.  Such operating expenses of the Fund include, but are not limited to, fees of the Trustees, Sub-Fund due diligence and negotiation expenses, fees and expenses of custodians, transfer and distribution agents, counsel to the Fund and counsel to the Independent Trustees, insurance, filings and registrations, proxy expenses, communications to investors, interest, taxes, portfolio transaction expenses, indemnification, litigation and other extraordinary expenses and such other expenses as are approved by the Board as being reasonably related to the offering, capitalization, operation or administration of the Fund.  Such operating expenses for the Feeder Funds include, but are not limited to custody fees and expenses, legal, tax and accounting fees and expenses, audit fees, administration fees, trustee fees, consulting and recording fees and expenses, servicing fees and all extraordinary expenses, including, without limitation, litigation fees and expenses. The sum of the operating expenses set forth above is capped at 0.60% per annum of the Fund’s net asset value.

The Fund will also be responsible for paying its organizational expenses and those of the Feeder Funds.  Such organization expenses include, but are not limited to, legal fees, trustee fees and accounting fees.

(g)       Affiliated Brokerage. Not applicable.

9.2       Non-resident Managers. Not applicable.

9.3       Control Persons.  Northern Trust Equity Long/Short Strategies Fund, Q.P., and Northern Trust Equity Long/Short Strategies Fund are feeder funds which invest substantially all of their assets in the Fund. See Item 19.

Item 10    Capital Stock, Long-Term Debt, and Other Securities

10.1     Capital Stock

Common Units.  The Fund is authorized to issue an unlimited number of Common Units.  The Common Units have no preference, preemptive, conversion, appraisal, exchange or redemption rights, and there are no sinking fund provisions applicable to the Common Units.  Each holder of Common Units has one vote per Common Unit held by it on all matters subject to approval by the holders of the Common Units.  Further, holders of Common Units have the right to elect Trustees, which shall be governed by plurality voting.  When issued against payment therefor, the Common Units will be fully paid and nonassessable.  No person has any liability for obligations of the Fund by reason of owning Common Units, although each person that subscribes for Common Units is liable for the full amount of such subscription in accordance with and subject to the terms of the related Subscription Agreement.

The Declaration of Trust may be amended by the Board without a vote of holders of Common Units or Preferred Units in any manner that does not materially and adversely affect the contract rights of the Common Units or the Preferred Units, by the affirmative vote of not less than a majority of the Common Units and Preferred Units outstanding and entitled to vote in the case of any amendment that does adversely and materially affect the contract rights of the Common Units and the Preferred Units and by the affirmation vote of not less than a majority of the outstanding Common Units or Preferred Units voting as a separate class in the event of any amendment that adversely and materially affects the contract rights of one class but not the other or affects one class materially differently than the other class.  The Fund may merge or consolidate with any other entity, or sell, lease or exchange all or substantially all of the Fund’s assets upon the affirmative vote of not less than two-thirds of the holders of the Common Units and Preferred Units entitled to vote thereon.

The Fund is perpetual subject to liquidation upon a vote of 75% of the Units eligible to be voted thereon or upon the occurrence of certain events set forth in the Declaration of Trust.

The Common Units are junior to the Preferred Units and indebtedness and other liabilities of the Fund and prospective investors should review the terms of the Fund’s debt and Preferred Units to understand fully the extent of subordination of the Common Units and the limitations on distributions, voting rights and other matters imposed by the terms of such other securities.

Common Units of the Fund will be subject to an Early Withdrawal Charge in an amount equal to 2.00% of the then current net asset value of the Common Units being repurchased, if repurchased by the Fund within twelve (12) months of initial investment, payable to the Fund.  No Early Withdrawal Charge is imposed after twelve months following a Common Unitholder’s initial investment, including on Common Units purchased in a subsequent investment in the Fund. For purposes of applying the Early Withdrawal Charge with respect to repurchases of Common Units from the Feeder Funds, the Fund will look through to the holding periods of the underlying investors in the Feeder Funds corresponding to the Common Units being tendered for repurchase by the Feeder Funds.  Thus, all investors, regardless of whether they are a direct investor in the Fund or an investor through a Feeder Fund, pay an Early Withdrawal Charge of 2.00% on units redeemed or repurchased within twelve (12) months of initial investments.

Preferred Units. The Fund is authorized to issue an unlimited number of Units of Preferred Units, with each Preferred Unit having such liquidation preference and other terms authorized by the Board at the time of issuance in conformity with the 1940 Act.  The Fund also believes that it is likely that the liquidation preference, voting rights and redemption provisions of the Preferred Units will be similar to those stated below.

Under the 1940 Act, the Fund is not permitted to issue Preferred Units unless immediately after such issuance the value of the Fund’s assets, less all liabilities and indebtedness of the Fund that are not senior securities (such as fees for services, due diligence expenses and accruals for amortization of organization and offering expense), is at least 200% of all indebtedness of the Fund representing senior securities plus the liquidation value of the outstanding Preferred Units (i.e., the liquidation value plus the Fund’s debt may not exceed 50% of the Fund’s assets less all liabilities and indebtedness of the Fund that are not senior securities).  In addition, the Fund is not permitted to declare any cash dividend or other distribution on its Common Units or repurchase any Common Units unless, at the time of such declaration or repurchase, the value of the Fund’s assets is at least 200% of the liquidation value of its outstanding Preferred Units plus its outstanding liabilities and indebtedness that are not senior securities after giving effect to such declaration or repurchase.  If Preferred Units are issued, the Fund intends, to the extent possible, to purchase or redeem Preferred Units from time to time to the extent necessary in order to maintain coverage of any Preferred Units of at least 200%.

In order to meet redemption requirements, the Fund may have to liquidate portfolio securities.  Such liquidations and redemptions, or reductions in indebtedness, would cause the Fund to incur related transaction costs and could result in capital losses to the Fund.

If the Fund has Preferred Units outstanding, two of the Trustees will be elected by the holders of Preferred Units voting separately as a class.  The remaining Trustees will be elected by holders of Common Units and Preferred Units voting together as a single class.  In the event that the Fund fails to pay dividends on Preferred Units for two years, holders of Preferred Units would be entitled to elect a majority of the Trustees, subject to any right of the holders of the Fund’s indebtedness to do so if asset coverage of such debt has been less than 100% for at least twelve consecutive calendar months.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Fund, the holders of Preferred Units will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per Preferred Unit plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of Common Units.  After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Units will not be entitled to any further participation in any distribution of assets by the Fund.

The 1940 Act requires that the holders of any Preferred Units, voting separately as a single class, have the right to elect at least two Trustees at all times.  The remaining Trustees will be elected by holders of Common Units and Preferred Units, voting together as a single class, subject to any right of the holders of the Fund’s indebtedness to do so if the asset coverage of such debt has been less than 100% for at least twelve consecutive months.  In addition, subject to the prior rights, if any, of the Fund’s debtholders, the holders of any Preferred Units would have the right to elect a majority of the Trustees at any time two years’ dividends on any Preferred Units are unpaid.  The 1940 Act also requires that, in addition to any approval by Unitholders that might otherwise be required, the approval of the holders of a majority of any outstanding Preferred Units, voting separately as a class, would be required to (1) adopt any plan of reorganization that would adversely affect the Preferred Units, and (2) take any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Fund’s subclassification as a closed-end management investment company or changes in its fundamental investment restrictions.  As a result of these voting rights, the Fund’s ability to take any such actions may be impeded to the extent that there are any Preferred Units outstanding.  The Board presently intends that, except as otherwise indicated in this Memorandum and except as otherwise required by applicable law, holders of Preferred Units will have equal voting rights with holders of Common Units (one vote per Unit, unless otherwise required by the 1940 Act) and will vote together with holders of Common Units as a single class.

The affirmative vote of the holders of a majority of the outstanding Preferred Units, voting as a separate class, will be required to amend, alter or repeal any of the preferences, rights or powers of holders of Preferred Units so as to affect materially and adversely such preferences, rights or powers, or to increase or decrease the authorized number of Preferred Units.  The class vote of holders of Preferred Units described above will in each case be in addition to any other vote required to authorize the action in question.

The holders of Preferred Units will be entitled to receive periodic distributions at a specified rate or formula or varying rates established by auction or remarketing mechanisms when, as and if declared by the Board.  No distribution may be declared on Preferred Units if, after giving effect to such declaration, the total assets of the Fund after deducting liabilities and indebtedness that do not constitute senior securities would be less than 200% of the amount of indebtedness constituting senior securities and that no Preferred Units may be redeemed or repurchased if, after giving effect to such repurchase, such asset coverage would be less than 300%.  The terms of the Preferred Units are expected to provide that (1) they are redeemable by the Fund in whole or in part at the original purchase price per Unit plus accumulated and unpaid dividends per Unit, (2) the Fund may tender for or purchase Preferred Units and (3) the Fund may subsequently reissue any Units so tendered for or purchased.  Any redemption or purchase of Preferred Units by the Fund will reduce the leverage applicable to the Common Units, while any reissuance of Units by the Fund will increase that leverage.

The discussion above describes the possible offering of Preferred Units by the Fund.  If the Board determines to proceed with such an offering, the terms of the Preferred Units may be the same as, or different from, the terms described above, subject to applicable law and the Operating Agreement.  The Board, without the approval of the holders of Common Units, may authorize an offering of Preferred Units or may determine not to authorize such an offering, and may fix the terms of the Preferred Units to be offered.

10.2      Long-Term Debt. The Fund may issue debt in aggregate amounts not in excess of one-third of the Fund’s consolidated gross assets after deducting liabilities other than Preferred Units and debt.  The Fund may also borrow money in an amount equal to 5% of its total assets as a temporary measure for extraordinary or emergency purposes, including the payment of dividends and the settlement of securities transactions which otherwise might require untimely dispositions of Fund securities.

10.3      General. None.

10.4      Taxes.

The following discussion is based on the advice of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Trust, and except as otherwise indicated, reflects provisions of the Code as of the date of this Registration Statement. In addition, the following discussion is a general summary of certain of the current federal income tax laws regarding the Trust and its shareholders, and does not purport to deal with all of  the federal income tax consequences or any of the state or other tax considerations applicable to the Trust or its shareholders, or to all categories of investors, some of which may be subject to special rules.  Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign income and other tax consequences to them of investments in the Trust, including the effects of any changes, including proposed changes, in the tax laws.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE FUND IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE FUND OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                 The following is a summary of certain U.S. federal income tax consequences to U.S. persons who purchase Common Units in the offering.  The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The discussion does not address all of the tax consequences that may be relevant to a particular Common Unitholder or to Common Unitholders subject to special treatment under U.S. federal income tax laws.  This discussion is limited to Common Unitholders who hold their Common Units as capital assets.  No ruling has been or will be sought from the IRS regarding any matter discussed herein.  Counsel to the Fund has not rendered any legal opinion regarding any tax consequences relating to the Fund or an investment in the Fund.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.  Prospective investors must consult their own tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of Common Units, as well as the effects of state, local and non-U.S. tax laws.

                 PROSPECTIVE INVESTORS SHOULD ONLY CONSIDER AN INVESTMENT IN THE FUND BASED ON ANTICIPATED PRE-TAX ECONOMIC RETURNS.  TAX ADVANTAGES (I.E., DEDUCTIONS AND LOSSES) ARE NOT A SIGNIFICANT OR INTENDED FEATURE OF AN INVESTMENT IN THE FUND.

It is expected that the Fund and certain Sub-Funds will be treated as partnerships for U.S. federal income tax purposes.  Consequently, the Fund’s income, gains, losses, deductions and expenses will depend upon the corresponding items recognized by such Sub-Funds.  Thus, any reference to, and description of the U.S. federal income tax aspects of, the Fund’s investment practices and activities, in effect, take into account the investment practices and activities of such Sub-Funds.  Because the exact nature of the Sub-Funds’ investments may change from time to time, it is not possible to address the specific tax consequences of the Fund’s investments.  Accordingly, the following discussion is intended as a general guide only.

The Fund expects to be treated as a partnership and not as an association taxable as a corporation or “publicly traded partnership” for U.S. federal income tax purposes.  A statutory trust (such as the Fund) that has registered under the 1940 Act would be treated as a corporation for federal income tax purposes if it were to become a publicly traded partnership.  A publicly traded partnership is a partnership the interests of which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof).  The Declaration of Trust imposes significant restrictions on transfers of Units in order to address this point.

If the Fund or the Sub-Funds expected to be treated as partnerships were treated as a corporation for U.S. federal income tax purposes, material adverse consequences for the Common Unitholders would result.

The following discussion assumes that the Fund will continue to be treated as a partnership for U.S. federal income tax purposes.

By reason of its treatment as a partnership for U.S. federal income tax purposes, the Fund will not itself be subject to U.S. federal income tax.  Rather, each Common Unitholder in computing its U.S. federal income tax will include its allocable share of Fund items of income, gain, loss, deduction and expense for the taxable year of the Fund ending within or with the taxable year of the Common Unitholder.  It is possible that a Common Unitholder’s U.S. federal income tax liability with respect to its allocable share of the Fund earnings in a particular taxable year could exceed the cash distributions to the Common Unitholder for the year, thus giving rise to an out-of-pocket payment by the Common Unitholder.

For U.S. federal income tax purposes, a Common Unitholder’s allocable share of Fund tax items will be determined by the provisions of the Declaration of Trust if such allocations are in accordance with section 704 of the Code and the Treasury Regulations thereunder.  No assurances can be made in this regard.  If the IRS successfully challenged the Fund’s allocations of income, gain, loss, deduction and expense, the redetermination of the allocations to a particular Common Unitholder for U.S. federal income tax purposes may be less favorable than the allocations set forth in the Declaration of Trust.

Certain of the Fund’s investments are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or “qualified dividend income” into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur and (vi) adversely alter the characterization of certain complex financial transactions.

Fund distributions generally will not be taxable to a Common Unitholder to the extent of such Common Unitholder’s adjusted tax basis in its Common Units.  In addition, a Common Unitholder is allowed to deduct its allocable share of Fund losses (if any) only to the extent of such Common Unitholder’s adjusted tax basis in its Common Units at the end of the taxable year in which the losses occur.  A Common Unitholder’s adjusted tax basis is equal to the Common Unitholder’s aggregate capital contributions to the Fund as adjusted by certain items. Basis is generally increased by the Common Unitholder’s allocable share of Fund profits (and items of income and gain) and Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any.  Basis is generally decreased by the Common Unitholder’s allocable share of Fund losses (and items of loss, deduction and expense), the amount of cash distributed by the Fund to the Common Unitholder, the Fund’s tax basis of property (other than cash) distributed by the Fund to the Common Unitholder and any reduction in the Common Unitholder’s allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any.

To the extent that a Common Unitholder’s allocable share of Fund losses are not allowed because the Common Unitholder has insufficient adjusted tax basis in its Common Units, such disallowed losses may be carried over by the Common Unitholder to subsequent taxable years and will be allowed if and to the extent of the Common Unitholder’s adjusted tax basis in subsequent years.

 Individuals and certain closely held C corporations are allowed to deduct their allocable share of Fund losses (if any) only to the extent of each such Common Unitholder’s “at risk” amount in the Fund at the end of the taxable year in which the losses occur.  A Common Unitholder’s at risk amount generally is equal to the Common Unitholder’s aggregate capital contributions to the Fund.  To the extent that a Common Unitholder’s allocable share of Fund losses is not allowed because the Common Unitholder has an insufficient amount at risk in the Fund, such disallowed losses may be carried over by the Common Unitholder to subsequent taxable years and will be allowed if and to the extent of the Common Unitholder’s at risk amount in subsequent years.

The Fund’s investment activities generally will not constitute a passive activity for purposes of the passive activity loss rules.  Therefore, a Common Unitholder that is subject to these rules will not be allowed to offset its allocable share of Fund items of income or gain with the Common Unitholder’s passive activity losses (as defined for U.S. federal income tax purposes) from other sources.

Individuals and other noncorporate taxpayers are allowed to deduct interest paid or accrued by the Fund on its indebtedness (so-called “investment interest”) only to the extent of each such Common Unitholder’s net investment income for the taxable year.  A Common Unitholder’s net investment income generally is the excess, if any, of the Common Unitholder’s investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income).  Investment income excludes net capital gain attributable to the disposition of property held for investment (and thus would not include any Fund gains on the sale of its investments), as well as “qualified dividend income,” unless the Common Unitholder elects to pay tax on such gain or income at ordinary income rates.

To the extent that a Common Unitholder’s allocable share of Fund investment interest is not allowed as a deduction because the Common Unitholder has insufficient net investment income, such disallowed investment interest may be carried over by the Common Unitholder to subsequent taxable years and will be allowed if and to the extent of the Common Unitholder’s net investment income in subsequent years.  If a Common Unitholder borrows to finance the purchase of Common Units, any interest paid or accrued on the borrowing will be investment interest that is subject to these limitations.  Since the amount of a Common Unitholder’s allocable share of Fund investment interest that is subject to this limitation will depend on the Common Unitholder’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which Fund investment interest will be disallowed under this rule will depend on each Common Unitholder’s particular circumstances each year.

An individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” which include fees and other expenses of the Fund (if not required to be capitalized), only to the extent that such deductions exceed 2% of the adjusted gross income of the taxpayer.  The amount of a Common Unitholder’s allocable share of such expenses that is subject to this disallowance rule will depend on the Common Unitholder’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year.  Moreover, for tax years beginning after December 31, 2012, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions.  Thus, the extent, if any, to which such fees and expenses will be subject to disallowance will depend on each Common Unitholder’s particular circumstances each year.  Other limitations are also imposed on itemized deductions of high-income individuals.

Organizational expenses of the Fund are not currently deductible, but must be amortized ratably over a period of 15 years. Syndication expenses of the Fund (i.e., expenditures made in connection with the marketing and issuance of Common Units, including placement fees and possibly a portion of the management fees if and to the extent used by the manager to pay syndication expenses) are neither deductible nor amortizable.

The Sub-Funds may be, or invest in, non-U.S. corporations that could be classified as passive foreign investment companies and controlled foreign corporations (each as defined for U.S. federal income tax purposes).  For U.S. federal income tax purposes, these investments may, among other things, cause the Fund, and thus the Common Unitholders to recognize taxable income without a corresponding receipt of cash, to incur an interest charge on taxable income that is deemed to have been deferred and/or to recognize ordinary income that would have otherwise been treated as capital gains.

If the Sub-Funds make investments or obtain financing denominated in a currency other than the U.S. dollar, then the Sub-Funds may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar.  The Sub-Funds may also recognize gain or loss on such fluctuations occurring between the time they obtain and dispose of non-U.S. currency, between the time they accrue and collect income denominated in a non-U.S. currency, or between the time they accrue and pay liabilities denominated in a non-U.S. currency.  Such gains or losses generally will be treated as ordinary income or loss.

Certain dividend, interest and other income received by the Fund from sources outside of the United States may be subject to withholding taxes imposed by other countries.  The Fund may also be subject to income and other taxes in certain other countries.  To the extent such income is considered to be attributable to a permanent establishment maintained by the Fund in a non-U.S. jurisdiction, the Fund may be subject to tax at full rates of taxation on its net income attributable to such permanent establishment.  In light of the nature of the Fund’s investment activity, no assurances can be given (and no ruling from any non-U.S. jurisdiction tax authority has been or will be sought) concerning the level of non-U.S. jurisdiction taxation that may be imposed on the Fund’s investment returns.  Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes.  There may, however, be limitations on the ability of the Fund and the Common Unitholders to claim the benefits of such treaties.  Common Unitholders will be required to include such taxes in their income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for their share of such non-U.S. taxes in computing their U.S. federal income taxes.

Capital losses are deductible only to the extent of capital gains (subject to an exception for individuals under which a limited amount of capital losses may be offset against ordinary income).

Cash distributions by the Fund with respect to Common Units or in redemption of less than all of a Common Unitholder’s Common Units generally will not be taxable to such Common Unitholder.  Instead, such distributions will reduce, but not below zero, the adjusted tax basis in all of the Common Units held by such Common Unitholder immediately before the distribution.  If such distributions by the Fund to a Common Unitholder exceed the Common Unitholder’s adjusted tax basis in its Common Units, the excess will be taxable to it as though it were a gain from a sale or exchange of the Common Units.  It is possible that partial redemptions made during the taxable year could result in taxable gain to a Common Unitholder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year.

A Common Unitholder who sells its Common Units (including in redemption for cash of all of the Common Unitholder’s Common Units) will recognize gain or loss measured by the difference between the amount realized on the sale and the Common Unitholder’s adjusted tax basis in the Common Units sold (as described in “Tax Basis Rules” above).  Such gain or loss generally will be long-term capital gain or loss if the Common Unitholder held the sold Common Units for more than one year (except as otherwise provided by Section 751 of the Code discussed below).  The amount realized will include the Common Unitholder’s allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any, as well as any proceeds from the sale.

Upon a Common Unitholder’s partial or complete withdrawal from the Fund, the Fund will allocate its gains and losses for U.S. federal income tax purposes to eliminate, as nearly as possible, the difference, if any, between the Common Unitholder’s capital account for, and tax basis in, the withdrawn Common Unit.  These allocated gains and losses may be long-term or short-term capital gains and losses, and a withdrawing Common Unitholder may therefore recognize a short-term or long-term capital gain or loss as a result of a withdrawal, regardless of the Common Unitholder’s holding period for its Common Units.  To the extent that a disparity between the Common Unitholder’s Capital Account and tax basis for the withdrawn Common Unit is not eliminated as a result of these allocations, a withdrawing Common Unitholder will generally recognize a taxable gain or loss as if it had sold its withdrawn Common Unit, as described in the previous paragraph.

Gains recognized upon cash distributions, withdrawals or sales may be treated as ordinary income, taxable at ordinary income tax rates, to the extent that the cash proceeds are attributable to the Common Unitholder’s allocable share of the Fund’s “unrealized receivables” or “substantially appreciated inventory,” each as defined in Section 751 of the Code.

Reduced U.S. federal income tax rates apply to (a) capital gains received by individuals and (b) “qualified dividend income” received by individuals from certain domestic and foreign corporations.  The reduced rates applicable to capital gains will also apply to capital gains recognized by Common Unitholders who sell Common Units that they have held for more than one year (except as otherwise provided by Section 751 of the Code as discussed in “Distributions; Sales of Common Units” above).  The reduced rates cease to apply for taxable years beginning after December 31, 2012, after which they are scheduled to be increased to 20% for long-term capital gains and to ordinary income rates for dividends.

In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax.  A Common Unitholder’s potential alternative minimum tax liability may be affected by reason of an investment in the Fund.  The extent, if any, to which the alternative minimum tax applies will depend on each Common Unitholder’s particular circumstances for each taxable year.

The Fund does not currently intend to make an election under Section 754 of the Code (which election would adjust the Fund’s tax basis in its assets in connection with, among other things, a sale of Common Units).  The Board of Trustees has sole and absolute discretion to make all tax elections for the Fund.

Regardless of whether the Fund makes a 754 election, the Fund will be required to reduce the tax basis in its remaining property following certain distributions in liquidation of a Common Unitholder’s Common Unit. This would occur when, subject to a de minimis exception, the departing Common Unitholder recognizes a loss upon the liquidation or takes property distributed in kind with a tax basis that is in excess of its tax basis in the hands of the Fund immediately before the distribution.  These reductions in tax basis are intended to prevent certain duplications of losses.

The Fund will not be able to deliver Schedules K-1 to Common Unitholders prior to April 15 of each year, and prospective investors should assume that they will be required to obtain extensions for filing their U.S. federal, state and local income tax returns each year. The Fund will provide Common Unitholders with estimated annual U.S. federal income tax information prior to April 15, assuming the Fund is able to obtain such information.

The IRS may audit Fund information tax returns at the Fund level in a unified entity proceeding.  The Administrator would represent the Fund at any such audit as the so-called tax matters partner and has considerable authority to make decisions affecting the tax treatment and procedural rights of the Common Unitholders.  The Investment Manager may also generally enter into settlement agreements with the IRS that bind Common Unitholders and consent on behalf of the Fund to extend the statute of limitations for assessing a deficiency with respect to a Fund item.  Successful adjustments by the IRS of Fund items of income, gain, loss, deduction or expense could change a Common Unitholder’s U.S. federal income tax liabilities.

Treasury Regulations require that certain taxpayers participating in a “reportable transaction” must disclose such participation to the IRS.  The scope and application of these rules is not completely clear.  An investment in the Fund may be considered participation in a “reportable transaction” if, for example, the Fund recognizes certain significant losses.  If an investment in the Fund constitutes participation in a “reportable transaction,” the Fund and the Common Unitholders may be required to file IRS Form 8886 with the IRS, including attaching it to their U.S. federal income tax returns, thereby disclosing certain information relating to the Fund to the IRS.  In addition, the Fund and its advisors may be required to maintain a list of the Common Unitholders and to furnish this list and certain other information to the IRS.  Prospective investors are urged to consult their own tax advisors regarding the applicability of these rules to an investment in the Fund.

An investment in the Fund will generate unrelated business taxable income for U.S. federal income tax purposes (and may have other adverse tax consequences) for pension funds, Keogh plans, individual retirement accounts, tax-exempt institutions and other tax-exempt investors.  Accordingly, such prospective investors are urged to consult their own tax advisors concerning possible federal, state, local and non-U.S. tax consequences from an investment in the Fund.

The Common Unitholders, as well as the Fund itself (and the Sub-Funds), may be subject to various state, local and non-U.S. taxes.  Prospective investors are urged to consult their own tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, holding and disposing of Common Units.

10.5  Outstanding Securities. As of March 31, 2012 , the Fund had outstanding securities as set forth in the following table:

Title of Class	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding Exclusive of Amount Shown Under Previous Column
Common Units	Unlimited	0 shares	5,436,518 Common Units

10.6  Securities Ratings. None.

Item 11    Defaults and Arrears on Senior Securities

Not Applicable.

Item 12    Legal Proceedings

Not Applicable.

Item 13    Table of Contents of Statement of Additional Information

Not Applicable.

Part B–INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item 14    Cover Page

Not Applicable.

Item 15    Table of Contents

Not Applicable.

Item 16    General Information and History

Not Applicable.

Item 17    Investment Objective and Policies

Additional information regarding the Trust’s permitted investment securities is set forth below. See Item 8 - General Description of the Registrant, for additional information.

Certain trading styles and strategies that may be employed by the Advisers of the Sub-Funds are summarized below.  The following list is not intended to be an exhaustive list, and the Investment Manager and the Advisers of the Sub-Funds retain full discretion with respect to the types of strategies employed.

Hedged Equity (Long/Short):  Equity long/short managers build portfolios by combining groups of long stock positions with short sales of stocks, options and futures, usually (but not always) maintaining a long bias. This amount of net positive exposure in the portfolios is based on the manager’s opinion of the current market(s) they invest in.

There are essentially two type of long/short managers; fundamental and quantitative. Fundamental managers conduct traditional economic analysis of companies as well as the current economic environment; buying long the potential outperformers and selling short stocks that they consider to be poor performers. Fundamental long/short equity hedge funds can also specialize in specific sectors (i.e., health care) or market segments (i.e., small and mid capitalization stocks).

Quantitative long/short hedge funds typically cover as wide a universe as possible for their portfolio. These managers base their trade selections on the use of quantitative statistics instead of fundamental based stock selection.

Emerging Markets: Emerging market strategies utilize long/short strategies investing primarily in emerging market countries. Emerging markets funds are included in a separate category due to the unique risks and characteristics that come with investing in these markets. Generally speaking these factors are high levels of macroeconomic risks, political risks and market risks, low trading volume and capitalizations and immature markets with limited history and information.

Activist Investing: Activist investing uses corporate governance as a means of identifying investment opportunities. Managers seek to invest in a significant portion of the company’s common stock, usually 1-10%, in order to gain a certain level of influence with either the management or the board of the company. These managers will then encourage the firm to implement better governance and operating techniques in an attempt to increase value of the stock.

Short Selling: Short selling occurs when a manager borrows a stock at a certain price from a broker and sell it to a third party with the intention of buying the same security back at a lower price at a specified date. Short sellers are managers who maintain the opposite exposure to traditional long-only managers by selling stocks short. These strategies seek to diversify overexposure to a particular market, offering protection during times of extreme duress and negative returns. In periods of rising markets short sellers will generally move capital to cash and money market instruments.

Equity Market Neutral: Market neutral strategies will take long and short market positions while maintaining neutral exposures to various risk factors, such as industries, sectors, markets, countries, market caps, etc. Market neutral managers seek to eliminate beta risk almost entirely and rely exclusively on security selection to drive risk and return. This is accomplished by holding long and short pairs trades of securities with similar characteristics (i.e., beta). Market neutral strategies seek to offer lower volatility profiles and more normalized return distributions.

Merger Arbitrage: Merger arbitrage managers attempt to benefit from merger and acquisition activity occurring at any given time. These managers generally buy the stock of the firm being acquired and sell short the stock of the acquiring firm. Markets have typically placed a premium on the stock of the firm being acquired and discounted the stock of the acquiring firm during the acquisition process; giving the manager the opportunity to seek to capture the spread element included in the transaction. There are specific risks associated with this strategy including deals falling through, an outside company entering the process and changing the circumstances of the original analysis, and regulatory issues including anti-trust laws.

Relative Value Arbitrage: Relative value strategies seek to exploit arbitrage opportunities created from short-term or event specific inefficiencies in the market. This may include merger arbitrage, convertible arbitrage, fixed income arbitrage, mortgage-backed securities and options arbitrage. Leverage is often used to enhance returns, which can expose the strategy to large downside risk.

Event-Driven: Event driven strategies seek to capitalize on a wide range of investments in relation to corporate restructuring. These restructurings can include mergers and acquisitions, spin-offs, tracking stocks, accounting write-offs, reorganizations, bankruptcies, share buybacks, special dividends, and any other type of significant market event the manager can capitalize on to earn a profit. These infrequent, and therefore usually inefficient, events may give skilled and knowledgeable managers the ability to capture a substantial profit.

Global Macro: Global macro strategies take a top-down approach to develop investment strategies based on the valuation of various global macroeconomic factors. Funds utilizing global macro strategies are usually unconstrained by asset class, geographic region and sector and typically are free to allocate capital where the manager believes the greatest potential returns exist at any given time. These funds global focus and large capital base usually lead to a well diversified portfolio, which may limit the potential for large and sustained negative drawdowns.

Managed Futures/CTAs: Managed futures or CTA strategies are utilized by investment managers who invest in futures and commodity markets, using either quantitative trend models or fundamental economic data. Instruments that are used to invest in include financial futures, energy futures, agriculture futures, metals futures, livestock futures, or currency futures.

Item 18    Management

18.1  The following individuals are the officers and Trustees of the Trust.  A brief statement of their present positions and principal occupations during the past five years is also provided.

Trustees:

Name, Business Address(1) and Age	Position Held with the Fund	Term of Office(2) and Length of Time Served	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years
INDEPENDENT TRUSTEES:
Theodore A. Olson Age: 72	Trustee	Trustee since 2011	Corporate Vice President and Controller of Abbott Laboratories from 1988 to 1999	2	Board of Directors and Member of Finance Committee of Clara Abbott Foundation from 2002 to present

John J. Masterson Age: 52	Trustee and Member of Audit Committee and Governance Committee	Trustee since 2011	Managing Director and Co-Chief Operating Officer of Global Securities Services at Goldman Sachs & Company from 1983 to 2006	2	Trustee of NETS Trust from 2007 to 2009 and Trustee of Transparent Value Trust since December 2009

Name, Business Address(1) and Age	Position Held with the Fund	Term of Office(2) and Length of Time Served	Principal Occupation During Past Five Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee During the Past Five Years
Ralph F. Vitale Age: 65	Trustee and Member of Audit Committee and Governance Committee	Trustee since 2011	Executive Vice President for Securities Finance of State Street Corporation from 1997 until 2003. Senior Vice President of the Securities Lending Division of State Street Corporation prior thereto	2	Director of Boston Rheology, LLC from 2005-2010 and Trustee of NETS Trust from 2007-2009

INTERESTED TRUSTEE:

James D. McDonald 300 Atlantic Street Suite 400 Stamford, CT 06901 Age: 52	Trustee	Trustee since 2011	Senior Vice President and Chief Investment Strategist at Northern Trust Investments, Inc. since 2009 and Director of Equity Research at Northern Trust Investments, Inc. from 2001-2009. Director of Research at ABN AMRO and Equity Research Analyst at ABN AMRO prior thereto.	2	None

(1)	The business address of each Trustee of the Fund is c/o NT Equity Long/Short Strategies Fund, 50 South LaSalle Street Chicago, Illinois 60603, unless otherwise noted.

(2)	Trustees serve indefinite terms until their successors are chosen.

Executive Officers:

Name, Business Address(1) and Age	Position	Term of Office(2) and Length of Time Served	Principal Occupation During the Past Five Years
Margret E. Duvall Age: 38	President and Principal Executive Officer	Since 2011
Senior Vice President of Northern Trust Investments, Inc. since 2010; Senior Product Manager of Northern Trust Investments, Inc. since 2008; Vice President from 2004 to 2010 and Product Manager from 2004 to 2008 of Northern Trust Investments, Inc.

Name, Business Address(1) and Age	Position	Term of Office(2) and Length of Time Served	Principal Occupation During the Past Five Years
Randal Rein Age: 41	Treasurer and Principal Financial Officer	Since 2011
Senior Vice President of Northern Trust Investments, Inc. since 2010 and Senior Vice President of Fund Administration of The Northern Trust Company through 2010; Vice President of Fund Administration of The Northern Trust Company from 2007 through 2010; Second Vice President of Fund Administration of The Northern Trust Company from 2002 to 2007.

Michael Meehan Age: 41	Assistant Treasurer	Since 2011
Vice President of Northern Trust Investments, Inc. since 2011; Vice President of Fund Administration of The Northern Trust Company from 2009 to 2011; Second Vice President of Fund Administration of The Northern Trust Company from 2008 to 2009; and Officer of Fund Administration of The Northern Trust Company from 2005 to 2008.

Larry Rountree Age: 36	Assistant Treasurer	Since 2011
Vice President and Division Manager of Hedge Fund Accounting at The Northern Trust Company since 2011; Vice President and Manager of North America Fund Accounting Business Process Analysts at The Northern Trust Company from 2009 to 2011; Vice President and Manager of North America Hedge Fund Accounting Business Process Analysts at The Northern Trust Company from 2006 to 2009.

Craig R. Carberry Age: 51	Secretary	Since 2011
Senior Legal Counsel at The Northern Trust Company since May 2000; Secretary of Northern Trust Investments, Inc. since 2000; Secretary of NT Alpha Strategies Fund since 2004; Secretary of Northern Trust Global Advisers, Inc. from 2007 - 2012 ; Secretary of The Northern Trust Company of Connecticut since 2009; Secretary of NETS Trust from 2008 to 2009; Secretary of FlexShares Trust since 2011.

Allison K. Fraser Age: 54	Chief Compliance Officer	Since 2011
Senior Vice President of The Northern Trust Company of Connecticut (flk/a Northern Trust Global Advisors, Inc.) since December 2010; Chief Compliance Officer of the NT Alpha Strategies Fund since November 2007; Vice President and Senior Compliance Officer of The Northern Trust Company of Connecticut since November 2006.

Name, Business Address(1) and Age	Position	Term of Office(2) and Length of Time Served	Principal Occupation During the Past Five Years
Darlene Chappell Age: 48	Anti-Money Laundering Compliance Officer	Since 2011
Anti-Money Laundering Compliance Officer for Northern Trust Investments, Inc., Northern Trust Securities, Inc. and The Northern Trust Company of Connecticut since 2009; Vice President and Compliance Consultant for The Northern Trust Company since 2006; Audit Manager-Compliance Department of National Futures Association from 2000 to 2006.

Patrick D’Onofrio Age: 34	Assistant Secretary	Since 2011
Vice President and Regulatory Administration Attorney of The Northern Trust Company since 2011; Second Vice President and Regulatory Administration Attorney of The Northern Trust Company from 2010 to 2011; Associate at the law firm of Jones Day from 2002 to 2010.

(1)	The business address of each Officer of the Fund is c/o NT Equity Long/Short Strategies Fund, 50 South LaSalle Street Chicago, Illinois 60603, unless otherwise noted.

(2)
Officers hold office at the pleasure of the Board of Trustees until the next annual meeting of the Fund or until their successors are duly elected and qualified, or until they die, resign, are removed or become disqualified.

18.2  None.

18.3  None.

18.4  None

18.4  (a)    The primary responsibility of the Board of Trustees is to represent the interests of the Fund and to provide oversight of the management of the Fund.  The Fund’s day-to-day operations are managed by the Manager and other service providers who have been approved by the Board.  The Board is currently comprised of four Trustees, three of whom (including the chairman) are classified under the 1940 Act as “non-interested” persons of the Fund (“Independent Trustees”) and one of whom is classified as an interested person of the Fund (“Interested Trustee”).  Generally, the Board acts by majority vote of all the Trustees, including a majority vote of the Independent Trustees if required by applicable law.  The Board has appointed an Independent Chairperson, who presides at Board meetings and who is responsible for, among other things, participating in the planning of Board meetings, setting the tone of Board meetings and seeking to encourage open dialogue and independent inquiry among the trustees and management.  The Board has established two standing committees (as described below) and has delegated certain responsibilities to those committees, each of which is comprised solely of Independent Trustees.  The Board and its committees meet periodically throughout the year to oversee the Fund’s activities, review contractual arrangements with service providers, review the Fund’s financial statements, oversee compliance with regulatory requirements, and review performance.  The Independent Trustees are represented by independent legal counsel at Board and committee meetings.  The Board has determined that this leadership structure, including an Independent Chairperson, a supermajority of Independent Trustees and committee membership limited to

Independent Trustees, is appropriate in light of the characteristics and circumstances of the Fund.

Consistent with its responsibility for oversight of the Fund, the Board, among other things, oversees risk management of the Fund’s investment program and business affairs directly and through the committee structure it has established.  The Board has established the Audit Committee and the Governance Committee to assist in its oversight functions, including its oversight of the risks the Fund faces.  Each committee reports its activities to the Board on a regular basis.   The Board has adopted, and periodically reviews, policies, procedures and controls designed to address different types of risks applicable to the Fund.  Under the Board’s supervision, the officers of the Fund, the Investment Manager and other service providers to the Fund also have implemented a variety of processes, procedures and controls to address various risks.  In addition, as part of the Board’s periodic review of the Fund’s investment management agreement and other service provider agreements, the Board may consider risk management aspects of the service providers’ operations and the functions for which they are responsible.  Officers of the Fund to report to the full Board on a variety of matters at regular and special meetings of the Board and its committees, as applicable, including matters relating to risk management.  The Audit Committee also receives reports from the Fund’s independent registered public accounting firm on internal control and financial reporting matters.  The Board meets with the Fund’s Chief Compliance Officer to discuss compliance matters and, on at least an annual basis, receives a report from the Chief Compliance Officer regarding the effectiveness of the Fund’s compliance program.  The Board, with the assistance of Fund management, reviews investment policies and risks in connection with its review of the Fund’s performance.  In addition, the Board receives reports from Fund management on the investments and securities trading of the Fund.  The Board also requires Fund management to report to the Board on other matters relating to risk management on a regular and as-needed basis.

18.4(b)  The Trust has established an Audit Committee, comprised of the following three independent Trustees: Theodore Olson, John J. Masterson and Ralph F. Vitale. The Audit Committee oversees the Trust’s financial reporting process and the internal controls which protect the integrity of the reporting process.  The Audit Committee has had two meetings since the inception of the trust.

The Trust has established a Governance Committee, comprised of the following three independent Trustees: Theodore Olson, John J. Masterson and Ralph F. Vitale.  The Governance Committee is responsible for recommending qualified candidates to the Board in the event that a position is vacated or created. The Governance Committee would consider recommendations by shareholders if a vacancy were to exist. Such recommendations should be forwarded to the Secretary of the Fund. The Governance Committee has had two meetings since the inception of the trust.

18.6(a)  See Item 18.1.

18.6(b)  See Item 18.1.

18.7     As of March 31, 2012 , each Trustee of the Fund beneficially owned equity securities of the Fund and all of the registered investment companies in the family of investment companies overseen by the Trustee in the dollar range amounts specified below.

Name	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in the Family of Investment Companies
Independent Trustees:
Theodore A. Olson	$1- $10,000	$1- $10,000
John J. Masterson	$1- $10,000	$1- $10,000
Ralph F. Vitale	$1- $10,000	$1- $10,000
Interested Trustee:
James D. McDonald	n one	n one

18.8     Not Applicable.

18.9     Not Applicable.

18.10   Not Applicable.

18.11   Not Applicable.

18.12   Not Applicable.

18.13   As compensation for their services to the Fund, each Independent Trustee will receive an annual fee, prorated for periods of service shorter than one year, as well as a fee for each special in-person meeting of the Board or a committee of the Fund.  Also, the chairs of the Board and the Fund’s committees are paid an additional annual fee.  The Fund also pays each Independent Trustee for all reasonable out-of-pocket expenses incurred by such Independent Trustee in attending each meeting.  Officers who are employed by the Investment Manager and its affiliates receive no compensation or expense reimbursement from the Fund.

Because the Fund is newly organized and has not yet completed a full fiscal year of operations, the table below shows the estimated compensation that is contemplated to be paid to Trustees assuming a full fiscal year of operations.

Name(1)	Aggregate Estimated Compensation from the Fund	Pension or Retirement Benefits Accrued as Part of Fund Expenses(2)	Estimated Annual Benefits Upon Retirement(2)	Total Compensation from the Fund and Fund Complex Paid to Trustee
Theodore A. Olson	$15,000	None	None	$15,000
John J. Masterson	$15,000	None	None	$15,000
Ralph F. Vitale	$15,000	None	None	$15,000

(1)       Trustees not entitled to compensation are not included in the table.

                  (2)       The Fund does not accrue or pay retirement or pension benefits to Trustees as of the date of this registration statement.

18.14   Not Applicable.

18.15  Code of Ethics. The Fund and the Investment Manager have each adopted a Code of Ethics (the “Code of Ethics”) in accordance with Rule 17j-1 of the 1940 Act. Persons subject to the Code of Ethics are permitted to purchase securities, but such persons are not permitted to purchase or sell, directly or indirectly, any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to such person’s actual knowledge at the time of such purchase or sale is being considered for purchase or sale or being purchased or sold by the Fund.  Persons subject to the Code of Ethics may not purchase or sell securities unless cleared to do so by the Compliance Officer of the Fund or the Investment Manager, as appropriate. The Code of Ethics can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090.  The Code of Ethics is also available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. Copies of the Code of Ethics may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549- 0102.

18.16   The Fund has delegated the voting of proxies, if any, relating to its portfolio securities to the Investment Manager.Information on how the Fund voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 will be available without charge, upon request, by calling 800-595-9111. The information will also be available on the SEC’s web site at www.sec.gov.

18.17   The Trustees were selected to serve on the Board based upon their skills, experience, judgment, analytical ability, diligence, ability to work effectively with other Trustees, availability and commitment to attend meetings and perform the responsibilities of a Trustee and a willingness to take an independent and questioning view of management.   The Board evaluates all of the foregoing and does not believe any single factor or group of factors controls or dominates the qualifications of any individual trustee or the qualifications of the trustees as a group. After considering all factors together, the Board believes that each Trustee is qualified to serve as a Trustee of the Fund. For more information about the backgrounds, experience, and skills of each Trustee, see the individual biographies under Item 18.1

Item 19   Control Persons and Principal Holders of Securities

As of March 31, 2012 , Northern Trust Equity Long/Short Strategies Fund, Q.P. located at c/o Walkers Fund Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9004, Cayman Islands, owned 38.13 % of the Common Units.  As of March 31, 2012 , Northern Trust Equity Long/Short Strategies Fund, located at c/o Walkers Fund Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9004, Cayman Islands, owned 15.25 % of the Common Units.  Northern Trust Equity Long/Short Strategies Fund and Northern Trust Equity Long/Short Strategies Fund, Q.P. are both series of NT Equity Long/Short Strategies Master Series Trust and invest substantially all of their assets in the Fund.

As of  March 31, 2012 , to the knowledge of the Fund, no other person beneficially owned more than 5% of the voting securities of any class of equity securities of the Fund .

Item 20   Investment Advisory and Other Services

20.1     See Item 9 – Management.

20.2     Not Applicable.

20.3     See Item 9(f).

20.4     Not Applicable.

20.5     Not Applicable.

20.6     The Northern Trust Company, an Illinois state chartered banking organization and member of the Federal Reserve System and direct subsidiary of the Northern Trust Corporation, with a place of business at 50 South La Salle Street, Chicago, Illinois 60603, will serve as custodian and transfer agent for the Fund, and in such capacity, maintains certain financial and accounting books and records pursuant to agreements with the Fund.

20.7     Deloitte & Touche LLP, 111 S. Wacker Drive, Chicago, Illinois  60606, has been retained as the Fund’s  independent registered public accounting firm. The Fund’s independent registered public accounting firm is expected to render an opinion annually on the financial statements of the Fund.

20.8     The Northern Trust Company will be paid a flat fee of $500 per Sub-Fund for its custodian services and a fee of 0.01% for its transfer agent services. The sum of the administration, sub-administration, custody and transfer agent fees incurred by the Fund is currently capped at 0.20% per annum of the Fund’s net asset value.

Item 21   Portfolio Managers

21.1.    Other Accounts Managed. The following table sets forth information about funds and accounts (other than the Fund) for which the portfolio managers are primarily responsible for the day-to-day portfolio management.

Name of Portfolio Manager	Number of Other Accounts Managed and Assets by Account Type			Number of Other Accounts and Assets for Which Advisory Fee is Performance-Based
	Other Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts	Other Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts
Anthony M. Zanolla	1 $498 million	1 $814 million	17 $1.18 billion	0 $0	0 $0	0 $0

The Investment Manager has implemented various policies and procedures to address potential conflicts of interest including the selection and allocation of investment opportunities in underlying Sub-Funds, execution of Fund transactions and personal trading by employees. The Investment Manager, its affiliates, and any officer, director, or employee may have an interest in a Sub-Fund whose purchase and sale the Investment Manager may recommend to the Fund. The Investment Manager discloses its policies and procedures in its Form ADV. Numerous potential risks and conflicts are also disclosed in the Fund’s confidential private offering memorandum.

There may be situations where the Investment Manager may decide that a particular investment in a Sub-Fund is appropriate for more than one of its clients’ accounts and there are a limited number of slots available in the Sub-Fund. Under such circumstances, the Investment Manager will seek to allocate the opportunity among those client accounts on an equitable basis but shall not be required to assure equality of treatment among all of its client accounts. A portfolio manager also may manage client accounts whose investment strategies may at times be opposed to the strategy utilized for the Fund.

21.2.    Compensation.  The Investment Manager seeks to compensate its portfolio managers on a competitive basis recognizing that they are a key resource. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include a base salary, a discretionary bonus, various retirement benefits and one or more of the incentive compensation programs established by the Investment Manager or Northern Trust Corporation, the Investment Manager’s parent.

Base compensation. Generally, portfolio managers receive base compensation based on their seniority and/or their position with the Investment Manager, which may include the amount of assets supervised and other management roles within the Investment Manager.

Discretionary compensation. In addition to base compensation, portfolio managers may receive discretionary compensation, which can be a substantial portion of total compensation. Discretionary compensation can include a discretionary cash bonus as well as one or more of the following:

Deferred Compensation Program - A portion of the compensation paid to each portfolio manager may be voluntarily deferred by the portfolio manager into an account that offers investment options.

Options and Restricted Stock Awards - Portfolio Managers may receive incentive stock options.

Incentive Savings Plan - Northern Trust Corporation has in place a 401(k) plan in which portfolio managers may participate. The firm’s 401(k) plan offers a range of investment options.

Retirement Plan - Northern Trust Corporation has in place a defined benefit plan.

Annual incentive compensation for each portfolio manager is based upon various factors including the investment performance of the Fund and the investment performance of the Investment Manager’s total assets under management as evaluated on a discretionary basis, as well as the portfolio manager’s overall contribution to the Investment Manager. In making this evaluation, the Investment Manager reviews the one-year, three-year, and inception to date returns of the products for which a particular portfolio manager is responsible. Investment performance is evaluated on a pre-tax basis.

Senior portfolio managers who perform additional management functions within the Investment Manager may receive additional compensation in these capacities. Compensation is structured so that key professionals benefit from remaining with the Investment Manager.

21.3     As of the date hereof, the portfolio manager of the Fund does not beneficially own equity securities of the Fund.

Item 22     Brokerage Allocation and Other Practices

22.1     See Item 9 - Management, above.

The Fund also is responsible for fees payable by the Sub-Funds to their respective Advisers (collectively, the “Advisory Fees”).  The Advisory Fees will vary, but they will typically consist of a management (asset-based) fee and an incentive fee.  Management fees typically range between 1% and 2% of a Sub-Fund’s NAV per year and incentive fees typically range between 10% and 25% of the Sub-Fund’s net new profits.  Generally speaking however, incentive fees with respect to a specific Sub-Fund will be charged only on a “high water mark” basis, so that trading losses will be carried forward and will be recouped before an incentive fee can be earned.  Because incentive fees will be based on each Sub-Fund’s performance, the Fund itself may in fact,  pay incentive fees during periods when it is not profitable on an overall basis (for example, if the losses of the unprofitable Sub-Funds together with the Fund’s expenses exceed the profits of the profitable Sub-Funds).  As a result of the Fund’s payment of Advisory Fees, investors in the Fund will be indirectly subject to the payment of such fees.  In addition, the fees and expenses paid by investors in the Fund may be higher than those paid by most mutual fund investors.

22.2     None.

22.3     See response to Item 22.1.

22.4     None.

 22.5    None.

Item 23     Tax Status

The following discussion is based on the advice of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Trust, and except as otherwise indicated, reflects provisions of the Code as of the date of this Registration Statement. In addition, the following discussion is a general summary of certain of the current federal income tax laws regarding the Trust and its shareholders, and does not purport to deal with all of  the federal income tax consequences or any of the state or other tax considerations applicable to the Trust or its shareholders, or to all categories of investors, some of which may be subject to special rules.  Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign income and other tax consequences to them of investments in the Trust, including the effects of any changes, including proposed changes, in the tax laws.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE FUND IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE FUND OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain U.S. federal income tax consequences to U.S. persons who purchase Common Units in the offering.  The discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).  The discussion does not address all of the tax consequences that may be relevant to a particular Common Unitholder or to Common Unitholders subject to special treatment under U.S. federal income tax laws.  This discussion is limited to Common Unitholders who hold their Common Units as capital assets.  No ruling has been or will be sought from the IRS regarding any matter discussed herein.  Counsel to the Fund has not rendered any legal opinion regarding any tax consequences relating to the Fund or an investment in the Fund.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.  Prospective investors must consult their own tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of Common Units, as well as the effects of state, local and non-U.S. tax laws.

                 PROSPECTIVE INVESTORS SHOULD ONLY CONSIDER AN INVESTMENT IN THE FUND BASED ON ANTICIPATED PRE-TAX ECONOMIC RETURNS.  TAX ADVANTAGES (I.E., DEDUCTIONS AND LOSSES) ARE NOT A SIGNIFICANT OR INTENDED FEATURE OF AN INVESTMENT IN THE FUND.

It is expected that the Fund and certain Sub-Funds will be treated as partnerships for U.S. federal income tax purposes.  Consequently, the Fund’s income, gains, losses, deductions and expenses will depend upon the corresponding items recognized by such Sub-Funds.  Thus, any reference to, and description of the U.S. federal income tax aspects of, the Fund’s investment practices and activities, in effect, take into account the investment practices and activities of such Sub-Funds.  Because the exact nature of the Sub-Funds’ investments may change from time to time, it is not possible to address the specific tax consequences of the Fund’s investments.  Accordingly, the following discussion is intended as a general guide only.

The Fund expects to be treated as a partnership and not as an association taxable as a corporation or “publicly traded partnership” for U.S. federal income tax purposes.  A statutory trust (such as the Fund) that has registered under the 1940 Act would be treated as a corporation for federal income tax purposes if it were to become a publicly traded partnership.  A publicly traded partnership is a partnership the interests of which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof).  The Declaration of Trust imposes significant restrictions on transfers of Units in order to address this point.

If the Fund or the Sub-Funds expected to be treated as partnerships were treated as a corporation for U.S. federal income tax purposes, material adverse consequences for the Common Unitholders would result.

The following discussion assumes that the Fund will continue to be treated as a partnership for U.S. federal income tax purposes.

By reason of its treatment as a partnership for U.S. federal income tax purposes, the Fund will not itself be subject to U.S. federal income tax.  Rather, each Common Unitholder in computing its U.S. federal income tax will include its allocable share of Fund items of income, gain, loss, deduction and expense for the taxable year of the Fund ending within or with the taxable year of the Common Unitholder.  It is possible that a Common Unitholder’s U.S. federal income tax liability with respect to its allocable share of the Fund earnings in a particular taxable year could exceed the cash distributions to the Common Unitholder for the year, thus giving rise to an out-of-pocket payment by the Common Unitholder.

For U.S. federal income tax purposes, a Common Unitholder’s allocable share of Fund tax items will be determined by the provisions of the Declaration of Trust if such allocations are in accordance with section 704 of the Code and the Treasury Regulations thereunder.  No assurances can be made in this regard.  If the IRS successfully challenged the Fund’s allocations of income, gain, loss, deduction and expense, the redetermination of the allocations to a particular Common Unitholder for U.S. federal income tax purposes may be less favorable than the allocations set forth in the Declaration of Trust.

Certain of the Fund’s investments are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or “qualified dividend income” into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur and (vi) adversely alter the characterization of certain complex financial transactions.

Fund distributions generally will not be taxable to a Common Unitholder to the extent of such Common Unitholder’s adjusted tax basis in its Common Units.  In addition, a Common Unitholder is allowed to deduct its allocable share of Fund losses (if any) only to the extent of such Common Unitholder’s adjusted tax basis in its Common Units at the end of the taxable year in which the losses occur.  A Common Unitholder’s adjusted tax basis is equal to the Common Unitholder’s aggregate capital contributions to the Fund as adjusted by certain items. Basis is generally increased by the Common Unitholder’s allocable share of Fund profits (and items of income and gain) and Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any.  Basis is generally decreased by the Common Unitholder’s allocable share of Fund losses (and items of loss, deduction and expense), the amount of cash distributed by the Fund to the Common Unitholder, the Fund’s tax basis of property (other than cash) distributed by the Fund to the Common Unitholder and any reduction in the Common Unitholder’s allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any.

To the extent that a Common Unitholder’s allocable share of Fund losses are not allowed because the Common Unitholder has insufficient adjusted tax basis in its Common Units, such disallowed losses may be carried over by the Common Unitholder to subsequent taxable years and will be allowed if and to the extent of the Common Unitholder’s adjusted tax basis in subsequent years.

Individuals and certain closely held C corporations are allowed to deduct their allocable share of Fund losses (if any) only to the extent of each such Common Unitholder’s “at risk” amount in the Fund at the end of the taxable year in which the losses occur.  A Common Unitholder’s at risk amount generally is equal to the Common Unitholder’s aggregate capital contributions to the Fund.  To the extent that a Common Unitholder’s allocable share of Fund losses is not allowed because the Common Unitholder has an insufficient amount at risk in the Fund, such disallowed losses may be carried over by the Common Unitholder to subsequent taxable years and will be allowed if and to the extent of the Common Unitholder’s at risk amount in subsequent years.

The Fund’s investment activities generally will not constitute a passive activity for purposes of the passive activity loss rules.  Therefore, a Common Unitholder that is subject to these rules will not be allowed to offset its allocable share of Fund items of income or gain with the Common Unitholder’s passive activity losses (as defined for U.S. federal income tax purposes) from other sources.

Individuals and other noncorporate taxpayers are allowed to deduct interest paid or accrued by the Fund on its indebtedness (so-called “investment interest”) only to the extent of each such Common Unitholder’s net investment income for the taxable year.  A Common Unitholder’s net investment income generally is the excess, if any, of the Common Unitholder’s investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income).  Investment income excludes net capital gain attributable to the disposition of property held for investment (and thus would not include any Fund gains on the sale of its investments), as well as “qualified dividend income,” unless the Common Unitholder elects to pay tax on such gain or income at ordinary income rates.

To the extent that a Common Unitholder’s allocable share of Fund investment interest is not allowed as a deduction because the Common Unitholder has insufficient net investment income, such disallowed investment interest may be carried over by the Common Unitholder to subsequent taxable years and will be allowed if and to the extent of the Common Unitholder’s net investment income in subsequent years.  If a Common Unitholder borrows to finance the purchase of Common Units, any interest paid or accrued on the borrowing will be investment interest that is subject to these limitations.  Since the amount of a Common Unitholder’s allocable share of Fund investment interest that is subject to this limitation will depend on the Common Unitholder’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which Fund investment interest will be disallowed under this rule will depend on each Common Unitholder’s particular circumstances each year.

An individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” which include fees and other expenses of the Fund (if not required to be capitalized), only to the extent that such deductions exceed 2% of the adjusted gross income of the taxpayer.  The amount of a Common Unitholder’s allocable share of such expenses that is subject to this disallowance rule will depend on the Common Unitholder’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year.  Thus, the extent, if any, to which such fees and expenses will be subject to disallowance will depend on each Common Unitholder’s particular circumstances each year.  Other limitations are also imposed on itemized deductions of high-income individuals.

Organizational expenses of the Fund are not currently deductible, but must be amortized ratably over a period of 15 years. Syndication expenses of the Fund (i.e., expenditures made in connection with the marketing and issuance of Common Units, including placement fees and possibly a portion of the management fees if and to the extent used by the manager to pay syndication expenses) are neither deductible nor amortizable.

The Sub-Funds may be, or invest in, non-U.S. corporations that could be classified as passive foreign investment companies and controlled foreign corporations (each as defined for U.S. federal income tax purposes).  For U.S. federal income tax purposes, these investments may, among other things, cause the Fund, and thus the Common Unitholders to recognize taxable income without a corresponding receipt of cash, to incur an interest charge on taxable income that is deemed to have been deferred and/or to recognize ordinary income that would have otherwise been treated as capital gains.

If the Sub-Funds make investments or obtain financing denominated in a currency other than the U.S. dollar, then the Sub-Funds may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar.  The Sub-Funds may also recognize gain or loss on such fluctuations occurring between the time they obtain and dispose of non-U.S. currency, between the time they accrue and collect income denominated in a non-U.S. currency, or between the time they accrue and pay liabilities denominated in a non-U.S. currency.  Such gains or losses generally will be treated as ordinary income or loss.

Certain dividend, interest and other income received by the Fund from sources outside of the United States may be subject to withholding taxes imposed by other countries.  The Fund may also be subject to income and other taxes in certain other countries.  To the extent such income is considered to be attributable to a permanent establishment maintained by the Fund in a non-U.S. jurisdiction, the Fund may be subject to tax at full rates of taxation on its net income attributable to such permanent establishment.  In light of the nature of the Fund’s investment activity, no assurances can be given (and no ruling from any non-U.S. jurisdiction tax authority has been or will be sought) concerning the level of non-U.S. jurisdiction taxation that may be imposed on the Fund’s investment returns.  Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes.  There may, however, be limitations on the ability of the Fund and the Common Unitholders to claim the benefits of such treaties.  Common Unitholders will be required to include such taxes in their income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for their share of such non-U.S. taxes in computing their U.S. federal income taxes.

Capital losses are deductible only to the extent of capital gains (subject to an exception for individuals under which a limited amount of capital losses may be offset against ordinary income).

Cash distributions by the Fund with respect to Common Units or in redemption of less than all of a Common Unitholder’s Common Units generally will not be taxable to such Common Unitholder.  Instead, such distributions will reduce, but not below zero, the adjusted tax basis in all of the Common Units held by such Common Unitholder immediately before the distribution.  If such distributions by the Fund to a Common Unitholder exceed the Common Unitholder’s adjusted tax basis in its Common Units, the excess will be taxable to it as though it were a gain from a sale or exchange of the Common Units.  It is possible that partial redemptions made during the taxable year could result in taxable gain to a Common Unitholder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year.

A Common Unitholder who sells its Common Units (including in redemption for cash of all of the Common Unitholder’s Common Units) will recognize gain or loss measured by the difference between the amount realized on the sale and the Common Unitholder’s adjusted tax basis in the Common Units sold (as described in “Tax Basis Rules” above).  Such gain or loss generally will be long-term capital gain or loss if the Common Unitholder held the sold Common Units for more than one year (except as otherwise provided by Section 751 of the Code discussed below).  The amount realized will include the Common Unitholder’s allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any, as well as any proceeds from the sale.

Upon a Common Unitholder’s partial or complete withdrawal from the Fund, the Fund will allocate its gains and losses for U.S. federal income tax purposes to eliminate, as nearly as possible, the difference, if any, between the Common Unitholder’s capital account for, and tax basis in, the withdrawn Common Unit.  These allocated gains and losses may be long-term or short-term capital gains and losses, and a withdrawing Common Unitholder may therefore recognize a short-term or long-term capital gain or loss as a result of a withdrawal, regardless of the Common Unitholder’s holding period for its Common Units.  To the extent that a disparity between the Common Unitholder’s Capital Account and tax basis for the withdrawn Common Unit is not eliminated as a result of these allocations, a withdrawing Common Unitholder will generally recognize a taxable gain or loss as if it had sold its withdrawn Common Unit, as described in the previous paragraph.

Gains recognized upon cash distributions, withdrawals or sales may be treated as ordinary income, taxable at ordinary income tax rates, to the extent that the cash proceeds are attributable to the Common Unitholder’s allocable share of the Fund’s “unrealized receivables” or “substantially appreciated inventory,” each as defined in Section 751 of the Code.

Reduced U.S. federal income tax rates apply to (a) capital gains received by individuals and (b) “qualified dividend income” received by individuals from certain domestic and foreign corporations.  The reduced rates applicable to capital gains will also apply to capital gains recognized by Common Unitholders who sell Common Units that they have held for more than one year (except as otherwise provided by Section 751 of the Code as discussed in “Distributions; Sales of Common Units” above).  The reduced rates cease to apply for taxable years beginning after December 31, 2012, after which they are scheduled to be increased to 20% for long-term capital gains and to ordinary income rates for dividends.

In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax.  A Common Unitholder’s potential alternative minimum tax liability may be affected by reason of an investment in the Fund.  The extent, if any, to which the alternative minimum tax applies will depend on each Common Unitholder’s particular circumstances for each taxable year.

The Fund does not currently intend to make an election under Section 754 of the Code (which election would adjust the Fund’s tax basis in its assets in connection with, among other things, a sale of Common Units).  The Board of Trustees has sole and absolute discretion to make all tax elections for the Fund.

Regardless of whether the Fund makes a 754 election, the Fund will be required to reduce the tax basis in its remaining property following certain distributions in liquidation of a Common Unitholder’s Common Unit. This would occur when, subject to a de minimis exception, the departing Common Unitholder recognizes a loss upon the liquidation or takes property distributed in kind with a tax basis that is in excess of its tax basis in the hands of the Fund immediately before the distribution.  These reductions in tax basis are intended to prevent certain duplications of losses.

The Fund will not be able to deliver Schedules K-1 to Common Unitholders prior to April 15 of each year, and prospective investors should assume that they will be required to obtain extensions for filing their U.S. federal, state and local income tax returns each year. The Fund will provide Common Unitholders with estimated annual U.S. federal income tax information prior to April 15, assuming the Fund is able to obtain such information.

The IRS may audit Fund information tax returns at the Fund level in a unified entity proceeding.  The Administrator would represent the Fund at any such audit as the so-called tax matters partner and has considerable authority to make decisions affecting the tax treatment and procedural rights of the Common Unitholders.  The Investment Manager may also generally enter into settlement agreements with the IRS that bind Common Unitholders and consent on behalf of the Fund to extend the statute of limitations for assessing a deficiency with respect to a Fund item.  Successful adjustments by the IRS of Fund items of income, gain, loss, deduction or expense could change a Common Unitholder’s U.S. federal income tax liabilities.

Treasury Regulations require that certain taxpayers participating in a “reportable transaction” must disclose such participation to the IRS.  The scope and application of these rules is not completely clear.  An investment in the Fund may be considered participation in a “reportable transaction” if, for example, the Fund recognizes certain significant losses.  If an investment in the Fund constitutes participation in a “reportable transaction,” the Fund and the Common Unitholders may be required to file IRS Form 8886 with the IRS, including attaching it to their U.S. federal income tax returns, thereby disclosing certain information relating to the Fund to the IRS.  In addition, the Fund and its advisors may be required to maintain a list of the Common Unitholders and to furnish this list and certain other information to the IRS.  Prospective investors are urged to consult their own tax advisors regarding the applicability of these rules to an investment in the Fund.

An investment in the Fund will generate unrelated business taxable income for U.S. federal income tax purposes (and may have other adverse tax consequences) for pension funds, Keogh plans, individual retirement accounts, tax-exempt institutions and other tax-exempt investors.  Accordingly, such prospective investors are urged to consult their own tax advisors concerning possible federal, state, local and non-U.S. tax consequences from an investment in the Fund.

The Common Unitholders, as well as the Fund itself (and the Sub-Funds), may be subject to various state, local and non-U.S. taxes.  Prospective investors are urged to consult their own tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, holding and disposing of Common Units.

Item 24     Financial Statements

The Fund’s audited financial statements appearing in the Fund’s annual report to shareholders for the period ended March 31, 2012, including accompanying notes thereto and the report of Deloitte & Touche LLP thereon, are incorporated herein by reference to the annual report to shareholders filed with the SEC on Form N-CSR on June 1, 2012. All other portions of the Fund’s annual report to shareholders are not incorporated herein by reference and are not part of the Fund’s registration statement.

Part C—OTHER INFORMATION

Item 25    Financial Statements and Exhibits

                 25.1   Incorporated by reference under Item 24 of this Registration Statement are the Registrant’s audited financial statements for the period ended March 31, 2012, including accompanying notes thereto and the report of independent registered public accounting firm thereon, by reference to the Registrant’s annual report for the period ended March 31, 2012, as contained in the Registrant’s Form N-CSR filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2012.

25.2  Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index located elsewhere herein.

Item 26    Marketing Arrangements

None.

Item 27    Other Expenses of Issuance and Distribution

Not applicable.

Item 28    Persons Controlled by or Under Common Control With Registrant

None

Item 29    Number of Holders of Securities

As of March 31, 2012 .

Title of Class	Number of Record Holders

Common Units	164

Item 30    Indemnification

The Fund’s Declaration of Trust provides that none of the Trustees, the Investment Manager, the Feeder Funds, the Feeder Funds’ trustees and investment managers, their respective affiliates nor any officer, director, trustee, member, manager, employee, stockholder, assignee, representative or agent of any such person (the “Indemnified Persons”) shall be liable, responsible or accountable in damages or otherwise to the Fund or any Unitholder  for any loss, liability, damage, settlement, costs, or other expense (including reasonable attorneys’ fees) incurred by reason of any act or omission or any alleged act or omission performed or omitted by such person, in connection with the establishment, management or operations of the Fund unless such act or failure to act arises out of the bad faith, willful misfeasance, gross negligence or reckless disregard of such person’s duty to the Fund or such Unitholder, as the case may be (such conduct, “Disabling Conduct”).

With respect to a person who is an Indemnified Person solely by virtue of their relationship to a Feeder Fund, the amount of such indemnification shall not exceed the value of the relevant Feeder Fund’s investment in the Fund (other than payments that may be made from insurance policies to such person.)

The Fund’s Declaration of Trust provides that the Fund will indemnify the Indemnified Persons with respect to any act or omission described above to the fullest extent authorized and in the manner permitted by applicable federal and state law.  A successful claim for indemnification could reduce the Fund’s assets available for distribution to the Unitholders.

The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Fund unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met.  In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his undertaking, (ii) the Fund shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

The Investment Management Agreements, the Administration Agreements and the Placement Agent Agreement contain parallel indemnification provisions for the benefit of the Investment Manager, the Administrator, and the Placement Agent, respectively.

The Fund may purchase and maintain, at its own expense, insurance in amounts customary in its business, on behalf of the Trustees, Investment Manager, Administrator, Placement Agent and their respective officers, directors or stockholders, or any agent appointed by the Trustees, Investment Manager, Administrator or Placement Agent, which shall insure such parties against any liability asserted against all or any of them in any such capacity or arising out of their status as such.  The Fund shall not incur the cost of any portion of any insurance which insures any party against liability the indemnification of which is prohibited by U.S. Federal or applicable state securities laws.  Any indemnity must be paid from Fund assets, and the Unitholders shall have no personal liability on account thereof, except as provided by Delaware law.

Notwithstanding the foregoing, the Trustees, Investment Manager, Administrator, Placement Agent and their respective affiliates, will not be indemnified for any liability to the extent (but only to the extent) that such indemnification will be in violation of applicable law.

Item 31     Business and Other Connections of Investment Adviser

For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of the Investment Manager, reference is made to the Investment Manager’s current Form ADV, which shall be filed under the Investment Advisors Act of 1940, and incorporated herein by reference upon filing.

Item 32     Location of Accounts and Records

The accounts and records of the Fund are maintained in part at the office of the Investment Manager at 300 Atlantic Street, Suite 400, Stamford, Connecticut 06901, in part at the offices of the Custodian with offices at 50 South LaSalle Street, Chicago, IL 60603.

Item 33     Management Services

Except as described above in Item 9 - Management, the Fund is not a party to any management service related contract.

Item 34     Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, as of the 19 th day of June , 2012 .

By:	/s/ Margret E. Duvall
Margret E. Duvall
President

SCHEDULE OF EXHIBITS TO FORM N-2

Exhibit Number	Exhibit
Exhibit A	Declaration of Trust (1)
Exhibit B	By-Laws (1)
Exhibit C	None
Exhibit D	None
Exhibit E	None
Exhibit F	Not Applicable
Exhibit G	Investment Management Agreement (1)
Exhibit H	Placement Agent Agreement (1)
Exhibit I	None
Exhibit J(1)	Custodian Agreement (1)
Exhibit K(1)	Transfer Agent Agreement (1)
Exhibit K(2)	Administration Agreement (1)
Exhibit K(3)	Sub-Administrator Agreement (1)
Exhibit K(4)	Expense Cap Agreement*
Exhibit K(5)	Credit Agreement*
Exhibit L	Not Applicable
Exhibit M	None
Exhibit N	Consent of Independent Registered Public Accounting Firm *
Exhibit O	Not Applicable
Exhibit P	Subscription Agreement (1)
Exhibit Q	None
Exhibit R(1)	Code of Ethics of the Fund (1)
Exhibit R(2)	Code of Ethics of the Investment Manager (1)
Exhibit R(3)	Code of Ethics of the Placement Agent *

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form N-2, filed on December 30, 2011.